AMENDED AND RESTATED
OPERATING AGREEMENT OF

SHURGARD/MORNINGSTAR STORAGE CENTERS, LLC

Dated as of June__, 2002

TABLE OF CONTENTS

ARTICLE I. THE COMPANY *

1.1 Formation and Continuation of Company *

1.2 Name *

1.3 Principal Office *

1.4 Registered Office; Registered Agent *

1.5 Term *

1.6 Purposes *

1.7 Powers *

1.8 Representations, Warranties and Covenants of the Members; Disclaimer of Certain Representations *

1.9 Appointment of Company as Attorney-in-Fact *

ARTICLE II. DEFINITIONS *

2.1 Definitions *

2.2 Terms Generally *

2.3 Accounting Terms *

ARTICLE III. CAPITAL CONTRIBUTIONS; LOANS; ADDITIONAL MEMBERS; ADDITIONAL UNITS *

3.1 Capital Contributions; Revaluation of Assets *

3.2 Additional Capital Contributions *

3.3 Return of Capital; Interest *

3.4 Loans *

3.5 Additional Members *

ARTICLE IV. CAPITAL ACCOUNTS *

4.1 Separate Accounts *

4.2 Negative Capital Accounts *

ARTICLE V. ALLOCATIONS *

5.1. Timing and Amount of Allocations of Profit And Loss *

5.2. Allocations of Profit and Losses *

5.3 Special Allocations *

5.3.1 Minimum Gain Chargeback *

5.3.2 Member Minimum Gain Chargeback *

5.3.3 Qualified Income Offset *

5.3.4 Gross Income Allocation *

5.3.5 Nonrecourse Deductions *

5.3.6 Member Nonrecourse Deductions *

5.3.7 Section 754 Adjustments *

5.3.8 Winding Up Years Allocation *

5.4 Curative Allocations *

5.5 Allocation of Excess Nonrecourse Liabilities. *

5.6 Tax Allocations; Allocations Respecting Section 704(c) Revaluations *

5.7 Other Provisions *

5.8 Amendments to Allocation to Reflect Issuance of Additional Interests *

ARTICLE VI. DISTRIBUTIONS *

6.1 Determination of Available Cash *

6.2 Distributions of Available Cash from Operations *

6.3. Distributions Upon a Capital Event *

6.4 Distributions In Kind *

6.5 Amounts Withheld *

ARTICLE VII. MANAGEMENT OF THE COMPANY *

7.1 Management by Board of Managers *

7.2 Composition of Board *

7.2.1 Number of Managers *

7.2.2 Appointment of Managers *

7.2.3 Term of Managers *

7.2.4 Removal of Managers *

7.2.5 Filling a Vacancy on the Board *

7.2.6 Boards of Subsidiaries *

7.3 Meetings of the Board *

7.3.1 Frequency *

7.3.2 Notice of Meetings *

7.3.3 Meetings by Communications Equipment *

7.3.4 Quorum *

7.3.5 Manner of Acting *

7.4 Action by Managers Without a Meeting *

7.5 Expenses; Compensation *

7.6 Authority of Board and Managers *

7.6.1 Authority of Board *

7.6.2 Limitation on Authority of Board *

7.7 Delegation of Duties to Committees *

7.8 Other Business of Managers *

7.9 #9; Indemnification *

7.10. Limitation on Liability of the Members and Managers *

ARTICLE 8. RIGHTS AND OBLIGATIONS OF MEMBERS *

8.1 Managing of Business *

8.2 Outside Activities of Members *

8.3 Return of Capital *

8.4 Rights of Morningstar Members Relating to the Company and SSCI *

8.5 Exchange Rights *

8.6 SSCI Call Right *

ARTICLE IX BOOKS, RECORDS, ACCOUNTING AND REPORTS *

9.1. Records And Accounting *

9.2. Fiscal Year *

9.3 Reports *

9.4 Banking *

ARTICLE X TAX MATTERS SECTION *

10.1. Preparation of Tax Returns *

10.2 Tax Elections *

10.3. Tax Matters Partner *

ARTICLE XI TRANSFERS OF UNITS *

11.1 Transfer *

11.2 Transfer By SSCI *

11.3 Transfers by Members Other than SSCI *

11.4 Substituted Members *

11.5 Assignees *

11.6 General Provisions *

ARTICLE XII. TERMINATION AND DISSOLUTION *

12.1 Dissolution *

12.2 Winding Up *

12.3 Rights of Members *

12.4 Cancellation of Certificate *

12.5 Reasonable Time For Winding-Up *

12.6 Liability of Liquidator *

ARTICLE XIII [Intentionally Omitted Pending Review of Non-Competition Agreement] *

ARTICLE XIV MISCELLANEOUS *

14.1 Notices *

14.2 Amendment of Agreement *

14.3 Successors and Assigns *

14.4 Duplicate Originals *

14.5 Further Assurances *

14.6 Legal Construction *

14.7 Third Party Beneficiaries *

14.8 Specific Performance *

14.9 Waiver *

14.10 Time of Essence *

14.11 Jurisdiction, Etc. *

14.12 [Intentionally Deleted] *

14.13 Governing Law *

Exhibits

Exhibit A Schedule of Members

Exhibit B Notice of Exchange

Exhibit C Capitalization Rates

Exhibit D Hypothetical GAAP Income Allocations and Cash Distributions

AMENDED AND RESTATED
OPERATING AGREEMENT OF
SHURGARD/MORNINGSTAR STORAGE CENTERS, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this "Agreement") of SHURGARD/MORNINGSTAR STORAGE CENTERS, LLC, a Delaware limited liability company (the "Company") is dated effective as of June __, 2002 (the "Effective Date") by and among SHURGARD STORAGE CENTERS, INC., a Washington corporation ("SSCI") and those Persons whose names are set forth on Exhibit A as attached hereto along with their permitted successors and assigns (the "Morningstar Members" and together with SSCI, the "Members"), together with any other Persons who become Members in the Company as provided herein.

PRELIMINARY STATEMENTS

A. The Company was formed on December 16, 1998] and an original limited liability company agreement (the "Original Agreement") was entered into by some of the Morningstar Members as the initial Members for the purpose of holding interests in certain real property and related assets and certain entities having interests in real property and related assets.

B. Simultaneous with the execution of this Agreement, SSCI has acquired an interest in the Company in exchange for a Capital Contribution of $62,000,000 in accordance with the terms of that certain Unit Purchase Agreement dated as of June __, 2002 entered into among SSCI, the Company and the Morningstar Members (the "Unit Purchase Agreement").

C. It is a condition to the closing of the transactions contemplated in the Unit Purchase Agreement that the parties hereto enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:

ARTICLE I.
THE COMPANY

1.1 Formation and Continuation of Company

The Company is a Delaware limited liability company formed and continued in accordance with the provisions of the Act for the purposes and upon the terms and subject to the conditions set forth in this Agreement.

1.2 Name

Upon the Effective Date, the name of the Company shall be changed to "Shurgard/Morningstar Storage Centers, LLC." The Board shall be authorized to file such amendments to the Company's certificate of formation (the "Certificate") as necessary to reflect the change in name. Hereafter, the Board may from time to time change the name of the Company or may adopt such trade or fictitious names as it may determine.

1.3 Principal Office

The principal office of the Company shall be located at 1155 Valley Street, Suite 400, Seattle, Washington, 98109, or at such other place as the Board may designate from time to time.

1.4 Registered Office; Registered Agent

The registered office of the Company in the State of Delaware is 9 East Loockerman Street, County of Kent, Dover, Delaware 19901. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is National Corporate Research, Ltd, 9 East Loockerman Street, County of Kent, Dover, Delaware 19901. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board deems advisable.

1.5 Term

The term of the Company commenced on December 16, 1998, the date that the original Certificate was filed in the office of the Secretary of State of Delaware in accordance with the Act, and shall continue indefinitely unless earlier terminated pursuant to the provisions of Article XII hereof or as otherwise provided by law..

1.6 Purposes

The purpose and nature of the business to be conducted by the Company is (a) to conduct any business that may be lawfully conducted by a limited liability company organized pursuant to the Act, provided, however, that such business shall be limited to and conducted in such a manner as to permit SSCI at all times to be classified as a REIT for federal income tax purposes, unless SSCI ceases to qualify as a REIT for reasons other than the conduct of the business of the Company; (b) to enter into any partnership, joint venture, limited liability company or other arrangement to engage in any business described in the foregoing clause (a) or to own interests in any entity engaged, directly or indirectly, in any such business; and (c) to do anything necessary or incidental to the foregoing. In connection with the foregoing, and without limiting SSCI's right in its sole and absolute discretion to cease qualifying as a REIT, the Members acknowledge that SSCI's current status as a REIT inures to the benefit of all the Members and not solely to SSCI and its Affiliates.

1.7 Powers

The Company is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company including, without limitation, full power and authority, directly or through its ownership interests in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property, and lease, sell, transfer and dispose of real property; provided, however, that notwithstanding any other provision in this Agreement, the Board may cause the Company not to take, or to refrain from taking, any action that, in the judgment of the Board, in its sole and absolute discretion, (a) could adversely affect the ability of SSCI to continue to qualify as a REIT, (b) could subject SSCI to any additional taxes under Code Section 857 or Code Section 4981 or (c) could violate any law or regulation of any governmental body or agency having jurisdiction over SSCI, its securities or the Company, unless such action (or inaction) under clause (a), clause (b) or clause (c) above shall have been specifically consented to by SSCI in writing.

1.8 Representations, Warranties and Covenants of the Members; Disclaimer of Certain Representations

(a) Each Member that is an individual (including, without limitation, each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) represents and warrants to the Company and each other Member that

(i) such Member has the legal capacity to enter into this Agreement and perform such Member's obligations hereunder;

(ii) the consummation of the transactions contemplated by this Agreement to be performed by such Member will not result in a breach or violation of, or a default under, any material agreement by which such Member or any of such Member's property is bound, or any statute, regulation, order or other law to which such Member is subject;

(iii) such Member is neither a "foreign person" within the meaning of Code Section 1445(f) nor a "foreign partner" within the meaning of Code Section 1446(e);

(iv) that as of the date hereof such Member either (A) does not own or Constructively Own, more than 25% of the interests in capital or profits of the Company or (B) other than with respect to the office space leased by Morningstar Property Management, LLC with respect to the Matthews property, does not own or Constructively Own any interest in any entity that is a tenant of either SSCI, the Company or any partnership, venture or limited liability company of which SSCI or the Company is a member;

(v) such Member does not (and, if such Member were to hold the maximum number of REIT Shares which on any given date could be acquired by such Member pursuant to Section 8.5 of this Agreement, would not) own or Beneficially Own REIT Shares in excess of the Ownership Limit; and

(vi) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(b) Each Member that is not an individual (including, without limitation, each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) represents and warrants to the Company, the Board and each other Member that

(i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including, without limitation, that of its managing member(s) (or, if there is no managing member, a majority in interest of all members), committee(s), trustee(s), general partner(s), beneficiaries, directors and shareholder(s), as the case may be, as required;

(ii) the consummation of such transactions will not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws, as the case may be, any material agreement by which such Member or any of such Member's properties or any of its partners, members, beneficiaries, trustees or shareholders, as the case may be, is or are bound, or any statute, regulation, order or other law to which such Member or any of its partners, members, trustees, beneficiaries or shareholders, as the case may be, is or are subject;

(iii) such Member is neither a "foreign person" within the meaning of Code Section 1445(f) nor a "foreign partner" within the meaning of Code Section 1446(e);

(iv) that as of the date hereof such Member (other than SSCI) either (A) does not own or Constructively Own more than 25% of the interests in capital or profits of the Company or (B) does not own or Constructively Own any interest in any entity that is a tenant of either SSCI, the Company or any partnership, venture or limited liability company of which SSCI or the Company is a member;

(v) such Member does not (and, if such Member were to hold the maximum number of REIT Shares which on any given date could be acquired by such Member pursuant to Section 8.5 of this Agreement, would not) own or Beneficially Own REIT Shares in excess of the Ownership Limit; and

(vi) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(c) Each Member (including, without limitation, each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) represents, warrants and agrees that it has acquired and continues to hold its interest in the Company for its own account for investment only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, nor with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Additional Member or Substituted Member, as a condition to becoming an Additional Member or Substituted Member, will be required to represent and warrant that it is an "accredited investor" as defined in Rule 501 promulgated under the Securities Act and is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Company in what it understands to be a speculative and illiquid investment.

(d) The representations and warranties contained in this Section 1.8 shall survive the execution and delivery of this Agreement by each Member (and, in the case of an Additional Member or a Substituted Member, the admission of such Additional Member or Substituted Member as a Member in the Company) and the dissolution, liquidation and termination of the Company.

(e) Each Member (including, without limitation, each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) hereby represents that it has consulted and been advised by its legal counsel and tax advisor in connection with this Agreement, acknowledges that no representations as to potential tax consequences of any sort (including, without limitation, the tax consequences resulting from acquiring or owning an interest in the Company, conducting the business of the Company, executing this Agreement, receiving or not receiving distributions from the Company, Exchanging Units or being allocated taxable income and loss), have been made by the Company or SSCI or any employee or representative or Affiliate of the Company or SSCI.

1.9 Appointment of Company as Attorney-in-Fact

(a) Each Member (other than SSCI) and each Assignee hereby irrevocably constitutes and appoints the Company, any Liquidator, and authorized officers and attorneys in fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the Company or any Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments that the Company or any Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents that the Company or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (D) all instruments relating to the admission, withdrawal, removal or substitution of any Member pursuant to the terms hereof or the Capital Contribution of any Member; and (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Interests;

(ii) execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the Company or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole and absolute discretion of the Company or any Liquidator, to effectuate the terms or intent of this Agreement; and

(iii) execute, swear to, acknowledge and deliver any written consent required of the Members by any third party in connection with any financing transactions involving the Company or other actions taken by the Company as permitted pursuant to this Agreement.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a special power coupled with an interest, in recognition of the fact that each of the Members and Assignees will be relying upon the power of the Company to act as contemplated by this Agreement, and it shall survive and not be affected by the subsequent Incapacity of any Member or Assignee and the Transfer of all or any portion of such Member's or Assignee's Units or Interest and shall extend to such Member's or Assignee's heirs, successors, assigns and personal representatives. Each such Member or Assignee hereby agrees to be bound by any representation made by the Company or any Liquidator, acting in good faith pursuant to such power of attorney; and each such Member or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Company or any Liquidator, taken in good faith under such power of attorney. Each Member or Assignee shall execute and deliver to the Company or any Liquidator, within 15 days after receipt of the Board's or Liquidator's request therefor, such further designation, powers of attorney and other instruments as the Company or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Company.

(c) Nothing contained in this Section 1.9 shall be construed as authorizing the Company or any Liquidator to take any action not otherwise authorized by this Agreement or to amend this Agreement except in accordance with Section 14.2 hereof or as may be otherwise expressly provided for in this Agreement.

ARTICLE II.
DEFINITIONS

2.1 Definitions

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Act" means the Delaware Limited Liability Company Act, as amended from time to time, and any successor statute.

"Additional Funds" has the meaning provided to it in Section 3.2.

"Additional Member" means a Person admitted to the Company as a Member pursuant to Section 3.5 hereof and who is shown as such on the books and records of the Company.

"Adjusted Capital Account" means, with respect to any Member at any time, the balance at such time in the Capital Account of such Member, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts (i) which such Member is obligated to contribute pursuant to this Agreement or applicable law or (ii) such Member is deemed obligated to restore as described in the penultimate sentence of Regulations Section 1.704-2(g)(1) and the penultimate sentence of Regulations Section 1.704-2(i)(5), or any successor provisions; and

(b) debit to such Capital Account the items described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

"Affiliate" means, as to any Person, any other Person controlling, controlled by or under common control with such Person. For these purposes, "control" means, when used with respect to any Person, the possession directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have correlative meanings.

"Agreement" means this Agreement, as amended from time to time.

"Assignee" means a Person to whom one or more Regular Units have been Transferred in a manner permitted under this Agreement, but who has not become a Substituted Member, and who has the rights set forth in Section 11.5 hereof.

"Available Cash" means, with respect to any period for which such calculation is being made: (a) the sum, without duplication, of: (1) the Company's net income or net loss (as the case may be) for such period determined in accordance with GAAP, (2) Depreciation and all other noncash charges to the extent deducted in determining net income or net loss for such period pursuant to the foregoing clause (a)(1), (3) the amount of any reduction in reserves of the Company (including, without limitation, reductions resulting because the Board determines such amounts are no longer necessary), and (4) all other cash received (including amounts previously accrued as net income and amounts of deferred income but excluding any net amounts borrowed by the Company for such period) that was not included in determining net income or net loss for such period pursuant to the foregoing clause (a)(1); (b) less the sum, without duplication, of: (1) all principal debt payments made during such period by the Company, (2) capital expenditures paid by the Company during such period out of operating funds, which excludes major expansion buildouts and Job Cost project tracking, (3) all other expenditures and payments not deducted in determining net income or net loss for such period pursuant to the foregoing clause (a)(1) (including amounts paid in respect of expenses previously accrued), (4) any amount included in determining net income or net loss for such period pursuant to the foregoing clause (a)(1) that was not received by the Company during such period, and (5) the amount of any increase in reserves (including, without limitation, working capital reserves) established during such period that the Board determines are necessary or appropriate in its sole and absolute discretion. Notwithstanding the foregoing, Available Cash shall not include (i) any cash received or reductions in reserves, or take into account any disbursements made, or reserves established, after dissolution and the commencement of the liquidation and winding up of the Company, (ii) any Capital Contributions, whenever received, (iii) any of the items described in the foregoing clauses (a) or (b) arising out of or resulting from the taxable disposition of any of the Company's real properties or proceeds from any refinancing.

"Beneficial Ownership" means ownership of REIT Shares by a Person who is or would be treated as an owner of such REIT Shares either actually or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(b) of the Code. The terms "Beneficially Own," "Beneficially Owned," "Beneficially Owns" and "Beneficial Owner" shall have the correlative meanings.

"Board" means the Board of Managers of the Company appointed pursuant to Article VII hereof.

"Capital Account" means the capital account maintained by the Company for each Member as described in Article IV.

"Capital Contribution" means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property that such Member contributes to the Company pursuant to Section 3.1, Section 3.2 or Section 3.4 hereof.

"Capital Event" means each occurrence of any of the following events: (a) the sale, exchange or other disposition by the Company of all or any part of the Company's property and assets or (b) the sale, exchange or other disposition by a Subsidiary of all or substantially all of its assets or (c) the refinancing by the Company or any of its Subsidiaries of any Debt of any such Person in a transaction which results in the Company receiving net cash proceeds of such refinancing (after application to the payment of the principal of and interest on such Debt and all costs, expenses, fees and taxes in connection with such Debt or such refinancing).

"Capital Percentage" means, with respect to each partnership or limited liability company Subsidiary owning one more Facilities, the Company's percentage of distributed net liquidation proceeds that it would receive from such Subsidiary assuming that the Subsidiary sold all of its Facilities for their aggregate Facility Values, paid all outstanding Debt and distributed the remaining amount among its partners or members in accordance with the governing documents of the Company.

"Capitalization Rate" means the applicable rate set forth in Part I of Exhibit C hereto; provided, however, in the event of a Change of Control of SSCI, the same shall mean the applicable rate set forth in Part II of Exhibit C hereto.

"Cash Amount" means, with respect to a number of Tendered Units as of an applicable Valuation Date, an amount of cash equal to the product of (a) the Net Equity Value of the Company as of such Valuation Date divided by the total number of outstanding Units of the Company as of such Valuation Date multiplied by (b) the number of Tendered Units; provided, however, that if the Lockout Period terminates as a result of an action taken pursuant to Section 7.3.5(b), the Cash Amount for the immediate succeeding Valuation Date shall equal the greater of (i) the above calculation of Cash Amount or (ii) an amount of cash equal to (x) $21,783,784 divided by the total number of outstanding Units of the Company as of such Valuation Date multiplied by (y) the number of Tendered Units.

"Charter" means the Articles of Incorporation of SSCI, as amended, supplemented or restated from time to time.

"Change in Control" means any sale of assets or stock, merger, tender offer, proxy contest, business combination or other similar transaction (or any of the foregoing in a related series of transactions, which shall be deemed a single transaction) whereby the Persons who held the voting and economic interests in SSCI prior to such transaction do not hold at least 50% of the voting and economic interests in SSCI or a successor entity following such transaction; or (b) if the persons who served as members of SSCI's board of directors prior to the transaction do not constitute a majority of the members of the board of directors of SSCI or a successor entity following the transaction.

"Closing Price" means the closing price of a REIT Share on the principal exchange on which REIT Shares are then trading, if any, or if there are no publicly available closing bid and asked prices, the price of a REIT Share determined by the Board of Directors of SSCI acting in good faith on the basis of information which it considers, in its reasonable judgment, to be appropriate.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

"Consent" means the consent to, approval of, or vote on a proposed action by a Member given in accordance with the terms of this Agreement.

"Consent of the Morningstar Principals" means the Consent of a Majority in Interest of the Morningstar Principals, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by a Majority in Interest of the Morningstar Principals, in their reasonable discretion.

"Constructive Ownership" means ownership of REIT Shares, or any other interest in an entity, by a Person who is or would be treated as an owner thereof either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructively Own," "Constructively Owned," "Constructively Owns" and "Constructive Owner" shall have the correlative meanings.

"Company" has the meaning set forth in the preamble to this Agreement.

"Company Minimum Gain" has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d) (substituting the word "Company" for "Partnership").

"Debt" means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) lease obligations of such Person that, in accordance with GAAP, should be capitalized.

"Depreciation" means for any Fiscal Year of the Company or portion thereof, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such period for federal income tax purposes; provided, however, (a) if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such period, Depreciation shall be an amount that bears the same relationship to such beginning Gross Asset Value as the depreciation, amortization or cost recovery deduction in such period for federal income tax purposes bears to the beginning adjusted tax basis and (ii) if the adjusted basis for federal income tax purposes of an asset at the beginning of such period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

"Development Agreement" means that certain Affiliation and Development Agreement entered into between SSCI and Morningstar Properties, LLC.

"Effective Date" means the date provided in the preamble to this Agreement.

"Excess Units" means any Units held by a Member other than SSCI to the extent that, if such Units were exchanged for the REIT Shares Amount pursuant to Section 8.5 hereof, such Member would Beneficially Own or Constructively Own REIT Shares in excess of the Ownership Limit or otherwise in violation of the Charter or the Code.

"Exchange" has the meaning set forth in Section 8.5 hereof.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

"Facility" means any self-service storage facility owned and operated by the Company or any Subsidiary partnership or limited liability company of the Company, together with the real property on which such Facility is located.

"Facility Value" means an amount, determined as of each Valuation Date for each Facility equal to (i) the trailing six month Net Operating Income of such Facility ending on the Valuation Date annualized for a 12 month period divided (ii) by the Capitalization Rate;

"Family Members" means, as to a Person that is an individual, (a) such Person's spouse, (b) such Person's ancestors, (c) such Person's descendants (whether by blood or by adoption) and their respective spouses, (d) such Person's brothers and sisters and their respective spouses, (e) inter vivos or testamentary trusts of which only such Person or his spouse, ancestors, descendants (whether by blood or by adoption), brothers or sisters or their respective spouses are beneficiaries and (f) any partnership or limited liability company all of whose partners or members consist of such Person or his spouse, ancestors, descendants (whether by blood or by adoption), brothers or sisters or inter vivos or testamentary trusts of which only such Person or his spouse, ancestors, descendants (whether by blood or by adoption), brothers or sisters are beneficiaries.

"Fiscal Year" has the meaning set forth in Section 9.2.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the United States accounting profession, which are applicable to the facts and circumstances on the date of determination.

"Gross Asset Value" means, with respect to any asset of the Company, such asset's adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of such contribution, as determined by the Board;

(b) the Gross Asset Value of all assets of the Company shall be adjusted to equal their respective gross fair market value, as determined by the Board, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) the Gross Asset Value of any asset of the Company which is distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Board;

(d) the Gross Asset Value of any asset of the Company shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and paragraph (f) of the definition of Profits and Losses and Section 5.3.7; provided, however, that Gross Asset Value shall not be adjusted pursuant to this paragraph (d) to the extent the Board determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e) if the Gross Asset Value of an asset of the Company has been determined or adjusted pursuant to paragraph (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

"Incapacity" or "Incapacitated" means, (a) as to any Member who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her person or his or her estate; (b) as to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or limited liability company or the revocation of its organizational documents; (c) as to any Member that is a partnership, the dissolution and commencement of winding up of the partnership; (d) as to any Member that is an estate, the distribution by the fiduciary of the estate's entire interest in the Company; (e) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee); or (f) as to any Member, the bankruptcy of such Member. For purposes of this definition, bankruptcy of a Member shall be deemed to have occurred when (i) the Member commences a voluntary proceeding seeking liquidation, reorganization or other relief of or against such Member under any bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) the Member is adjudged as bankrupt or insolvent, or a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Member, (iii) the Member executes and delivers a general assignment for the benefit of the Member's creditors, (iv) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of the nature described in clause (ii) above, (v) the Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Member or for all or any substantial part of the Member's properties, (vi) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within 120 days after the commencement thereof, (vii) the appointment without the Member's consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within 90 days of such appointment, or (viii) an appointment referred to in clause (vii) above is not vacated within 90 days after the expiration of any such stay.

"Indemnitee" means (a) any Person made a party to a proceeding by reason of its status as (i) a Manager, (ii) a Member, or (iii) any officer, director, agent or employee of the Company or any Member and (b) such other Persons (including Affiliates of the Company, and SSCI) as the Board may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

"Interest" means an ownership interest in the Company and includes any and all benefits to which the holder of such an Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. An Interest may be expressed as a number of Units.

"IRS" means the United States Internal Revenue Service.

"Liquidator" has the meaning set forth in Section 12.2.

"Lockout Period" means that period commencing on the Effective Date and ending on the second anniversary thereof unless sooner terminated pursuant to Section 7.3.5(b).

"Majority in Interest of the Members" means the Members holding in the aggregate more than 50% of the aggregate outstanding Units.

"Majority in Interest of the Morningstar Principals" means those Morningstar Principals holding in the aggregate more than 50% of the aggregate outstanding Regular Units held by the Morningstar Principals.

"Majority in Interest of the Remaining Members" means Members other than SSCI owning a majority of the outstanding Units held by such Members.

"Manager" means any Person designated as a manager of the Company in this Agreement or hereafter appointed as a manager as provided in this Agreement, but does not include any person who has ceased to be a manager of the Company. The Managers may collectively be referred to as the Board of Managers.

"Member" means (a) the Morningstar Members, (b) SSCI and (c) any person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but does not include any person who has ceased to be a member in the Company.

"Member Nonrecourse Debt" has the meaning set forth in Regulations Section 1.704-2(b)(4) (substituting the word "Member" for "Partner").

"Member Nonrecourse Debt Minimum Gain" has the meaning set forth in Regulations Section 1.704-2(i) (substituting the word "Member" for "Partner").

"Member Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(i) (substituting the word "Member" for "Partner").

"Members" means the Persons owning Interests in the Company including SSCI, the Morningstar Members and all other Persons that become members of the Company in accordance with the terms hereof.

"Morningstar Manager" means that Manager appointed to the Board by the Morningstar Principals in accordance with Section 7.2.2(a) hereof.

"Morningstar Members" means those Persons designated on Exhibit A attached hereto.

"Morningstar Principals" means Stephen Benson, Phyllis McArthur, Neville Christie and David Benson.

"Net Equity Value" means an amount, determined as of each Valuation Date for the purpose of determining the Cash Amount of the Company's Units, equal to the sum of:

(a) with respect to Facilities owned directly by the Company, an amount equal to the excess of (i) the sum of the Facility Values of such Facilities as of such Valuation Date over (ii) the total principal and interest on all outstanding Debt of the Company as of such Valuation Date; plus

(b) with respect to the Company's interests in partnership or limited liability company Subsidiaries owning one or more Facilities, an amount equal to the sum of distributed after tax net liquidation proceeds that the Company would receive from such Subsidiaries assuming that each such Subsidiary sold all of their respective assets for an amount equal to the sum of the Facility Values of the Subsidiary's Facilities as of such Valuation Date, paid all expenses, outstanding Debt and other outstanding liabilities of the Subsidiary and distributed the remaining amount among the Company and its other partners or members, as the case may be, in liquidation of the Subsidiary in accordance with the governing documents of the Company.

"Net Operating Income" means, with respect to each Facility, the excess, if any, of the (a) Revenues of such Facility over (b) the Operating Expenses of such Facility.

"Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(b).

"Notice of Exchange" means the Notice of Exchange substantially in the form of Exhibit B attached to this Agreement.

"Operating Expenses" means all cash expenditures made by the Company accrued in the operation of the Facilities as generally indicated on the Profit/Loss Statements as produced for each respective Facility in accordance with GAAP including payment of property management fees not exceeding 6% of gross revenues and an allocation for the SSCI pool account charges then in effect. Operating Expenses shall specifically exclude all cash expenditures for any principal and interest payments made on Debt, expenses not directly related to operations of such Facilities or depreciation, amortization or other non-cash items related to such Facilities

"Ownership Limit" means 9.8% of the number or value (whichever is more restrictive) of the outstanding REIT Shares or such other percentage that may be set forth from time to time in the Charter. The number and value of REIT Shares shall be determined by the Board of Directors of SSCI, in good faith, which determination shall be conclusive for all purposes hereof.

"Percentage Interest" means, as to a Member holding Units, its interest in the Company as determined by dividing the number of Units owned by such Member by the total number of Units then outstanding as specified in Exhibit A attached hereto, as such Exhibit may be amended from time to time.

"Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

"Profits" and "Losses" means for each Fiscal Year of the Company or portion thereof, an amount equal to the Company's items of taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code with the following adjustments:

(a) any income which is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures under Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses, will be subtracted from taxable income or loss;

(c) in the event that the Gross Asset Value of any asset of the Company is adjusted pursuant to the definition of Gross Asset Value contained in this Section in connection with an acquisition of an additional interest in the Company, a distribution by the Company to a Member or the liquidation of the Company, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

(d) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period;

(f) to the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) any items specially allocated pursuant to Section 5.3 or Section 5.4 shall not be considered in determining Profits or Losses.

"Qualified Transferee" means an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

"Regular Unit" means a Unit other than an SSCI Unit.

"Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

"Revenues" shall mean gross revenues of any type or nature actually received from any source from the operation of the Facilities as generally indicated on the Profit/Loss Statements prepared for each respective Facility in accordance with GAAP excluding the following: (a) commissions or other income earned from the rental of trucks other than those trucks owned by the Company or any controlled Subsidiary; (b) other non-storage related revenues that is derived from a contractual basis that allows for termination on less than one year's notice; (c) proceeds from the sale or other disposition of any part or all of the Facilities; (d) financing or refinancing of any part or all of the Debt; (e) condemnation of any part or all of the Property (except for temporary use or occupancy); (f) payments from insurance on account of a casualty to any part or all of the Property, other than payments from insurance on account of business or rental interruption; (g) Capital Contributions; (h) security deposits paid under leases of all or any part of the Facilities, unless forfeited by tenants; (i) payments from title insurance with respect to a claim under a title policy; and (j) similar items or transactions the proceeds of which under generally accepted accounting principles are deemed attributable to capital.

"REIT" means a real estate investment trust qualifying under Code Section 856, et seq.

"REIT Requirements" means the requirements for qualifying as a REIT under the Code and Regulations.

"REIT Share" means a share of the Common Stock of SSCI.

"REIT Shares Amount" means a whole number of REIT Shares calculated separately with respect to any Tendered Units as of a particular Share Exchange Date equal to (a) the Cash Amount determined as of the related Valuation Date divided by (b) the REIT Share Value as of such Share Exchange Date. Fractional REIT Shares shall be disregarded for purposes of determining the REIT Shares Amount.

"REIT Share Value" means, on as Specified Exchange Date, the average of the Closing Prices for the ten (10) consecutive trading days ending on the tenth trading day immediately prior to the Specified Exchange Date.

"Related Party" means, with respect to any Person, any other Person whose actual ownership, Beneficial Ownership or Constructive Ownership of shares of the Board's capital stock would be attributed to the first such Person under either (i) Code Section 544 (as modified by Code Section 856(h)(1)(b)) or (ii) Code Section 318 (as modified by Code Section 856(d)(5)).

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

"Specified Exchange Date" means in the case of an Exchange pursuant to Section 8.5, a date determined by SSCI no later than the first March 31st or September 30th (or, if such day is not a Business Day, the next following Business Day) following the receipt by the Board of a Notice of Exchange delivered in accordance with Section 8.5(a); provided, however, no Specified Exchange Date with respect to an Exchange of a Member's Units shall occur prior to the termination of the Lockout Period; and provided further, however, that if SSCI has elected to issue REIT Shares in the Exchange as provided in Section 8.5(a), the Specified Exchange Date shall be the later of (i) the dates set forth above, (ii) 10 days after the effectiveness of the registration statement contemplated in Section 8.5(a) or (iii) 10 days after SSCI shall be deemed to have elected to pay for the Tendered Units by the Cash Amount as contemplated in Section 8.5(a).

"SSCI" means Shurgard Storage Centers, Inc., a Washington corporation.

"SSCI Manager" means those Managers appointed to the Board by SSCI in accordance with Section 7.2.2(b) hereof.

"SSCI Unit" means a Unit issued to and owned by SSCI pursuant to the Unit Purchase Agreement.

"Substituted Member" means an Assignee who is admitted as a Member to the Company pursuant to Section 11.4 hereof. The term "Substituted Member" shall not include any Additional Member.

"Subsidiary" means any corporation, partnership, limited liability company or other entity in which the Company directly or indirectly owns an interest.

"Tax Items" has the meaning set forth in Section 5.1 hereof.

"Taxable REIT Subsidiary" has the meaning provided to it in Section 856(l) of the Code.

"Tendered Units" has the meaning set forth in Section 8.5 hereof.

"Tendering Party" has the meaning set forth in Section 8.5 hereof.

"Transfer" when used with respect to a Unit or all or any portion of a Interest, means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law. The terms "Transferred" and "Transferring" have correlative meanings.

"Unit" means any unit of Interest in the Company, including any and all rights and obligations of the holder of such Unit, as such, hereunder. The ownership of Units may, but need not be, evidenced in the form of a certificate of Units. Units may be designated as Regular Units and SSCI Units.

"Unit Purchase Agreement" means that Unit Purchase Agreement among SSCI, the Morningstar Members and the Company dated June __, 2002.

"Valuation Date" means (a) in the case of a tender of Units for Exchange after the Lockout Period, January 1 or July 1 of each Fiscal Year, unless such date is not a business day, then the immediately preceding business day; (b) a date upon which a Liquidating Event occurs or (c) such other date as specified under this Agreement.

"Winding Up Years" means the U.S. taxable year of the Company in which all of its assets are disposed of, or the Company liquidates (whichever occurs first), and the immediately preceding taxable year if the disposition or liquidation occurs prior to the due date (without regard to extensions) for filing the Company's federal income tax return for the year immediately preceding the year of disposition or liquidation.

2.2 Terms Generally

Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein," "hereof," and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections. Exhibits and Schedules shall be construed to refer to Articles and Sections, of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

2.3 Accounting Terms

All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE III.
CAPITAL CONTRIBUTIONS; LOANS; ADDITIONAL MEMBERS; ADDITIONAL UNITS

3.1 Capital Contributions; Revaluation of Assets

(a) Each Morningstar Member has previously contributed to the capital of the Company in exchange for an Interest therein as provided in the Original Agreement. On the Effective Date, each Morningstar Member shall be treated as owning the number of Regular Units as set forth opposite the name of such Morningstar Member on Exhibit A hereto.

(b) As of the Effective Date, SSCI shall make a Capital Contribution of cash to the Company in the amount of $62,000,000. In exchange therefore, the Company shall issue to SSCI that number of SSCI Units as set forth opposite SSCI's name on Exhibit A hereto.

(c) As of the Effective Date and in conjunction with SSCI's Capital Contribution to the Company, the Gross Asset Value of the Company's assets immediately prior to such Capital Contribution shall be revalued to such amount as necessary to cause the aggregate Capital Account balances of the Morningstar Members, after adjustment pursuant to the remainder of this Section 3.1(c) to equal $21,783,784. The corresponding Profits treated as being realized with respect to such revaluation shall be allocated among the Morningstar Members in such manner as to cause each Morningstar Member's respective Capital Account balance as of the Effective Date to be equal to the amount set forth opposite such Member's name on Exhibit A hereto.

(d) Except as otherwise provided in this Agreement, the Unit Purchase Agreement or the Act, no Member shall be required to make any additional Capital Contributions to the Company.

(e) There shall be an interim closing of the books for tax purposes as of the Effective Date in accordance with Section 706(d) of the Code.

(f) On the Effective Date, the Company shall make a distribution of excess working capital to the Morningstar Members in accordance with Section 2.3 of the Unit Purchase Agreement. Within 30 days following the Effective Date, the Company shall make such further distribution to the Morningstar Members as contemplated by Section 2.3 of the Unit Purchase Agreement.

3.2 Additional Capital Contributions

(a) Subject to the termination of the Lockout Period pursuant to Section 7.3.5(b), the Board may, at any time and from time to time, determine that the Company requires additional funds ("Additional Funds") for the operation of the Company. Additional Funds may be raised by the Company in accordance with the terms of this Section 3.2 or the terms of Section 3.4 hereof. No Person, including, without limitation, any Member or Assignee, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Interest.

(b) SSCI on behalf of the Company may, but shall not be obligated to, raise all or any portion of the Additional Funds by making additional Capital Contributions. Subject to the terms of this Section 3.2 and to the definition of "Gross Asset Value," the Board shall determine in good faith the amount, terms and conditions of such additional Capital Contributions. SSCI shall receive that number of additional SSCI Units in consideration for additional Capital Contributions made by SSCI equal to the initial Gross Asset Value of the additional Capital Contribution net of any liabilities assumed by the Company in connection with such contribution (or, in the event of a contribution of cash, the amount of cash so contributed) divided by the Net Equity Value assuming a Valuation Date as of the date of such Capital Contribution.

(c) If additional Capital Contributions are made on any day other than the first day of a Fiscal Year, then Profits, Losses, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Members for such Fiscal Year, if necessary, shall be allocated among such Members by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using the "interim closing of the books" method.

3.3 Return of Capital; Interest

Except as expressly provided for in this Agreement, no Member shall have the right to demand or to receive the return of all or any part of such Member's Capital Contributions to the Company and no Member shall have priority over any other Member as to the return of such Member's Capital Contributions. No Member shall have the right to demand or receive property other than cash in return for such Member's Capital Contribution. No interest shall be paid on the Capital Contributions of the Members.

3.4 Loans

(a) Subject to the provisions of Section 7.6 hereof, the Company may incur or assume Debt, or enter into other similar credit, guarantee, financing or refinancing arrangements, for any purpose (including, without limitation, in connection with any further acquisition of properties from any Person), upon such terms as the Board determines appropriate; provided, however, that any Debt shall be nonrecourse to each of the Members unless that Member otherwise agrees.

(b) SSCI may, but shall not be obligated to, loan any required Additional Funds to the Company (an "SSCI Loan"). Notwithstanding the foregoing, all SSCI Loans made pursuant to this Section 3.4 shall be on terms and conditions no less favorable to the Company than would be available to the Company from any third party. The SSCI Loans shall be treated as a loan to the Company and shall not be an increase in SSCI's Capital Contribution or entitle SSCI to any increase in its share of the Profits of the Company or subject SSCI to any greater proportion of the Losses of the Company.

3.5 Additional Members

(a) Subject to the termination of the Lockout Period pursuant to Section 7.3.5(b), the Board shall have the right, in its sole and absolute discretion, to admit one or more Additional Members to the Company from time to time, in accordance with the provisions of this Section 3.5, on terms and conditions and for such Capital Contributions as may be established by the Board in its reasonable discretion. No action or consent by the Members shall be required in connection with the admission of any Additional Members. In the sole and absolute discretion of the Board, the Company may acquire in the future additional properties by means of Capital Contributions by SSCI or other Persons, which Capital Contributions shall be set forth in an amended and restated Exhibit A. As a condition to being admitted to the Company, each Additional Member shall execute an agreement to be bound by the terms and conditions of this Agreement.

(b) A Person (other than an existing Member) who makes a Capital Contribution to the Company in accordance with this Agreement shall be admitted to the Company as an Additional Member, only upon furnishing to the Board (i) evidence of acceptance, in form and substance satisfactory to the Board, of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 1.9 hereof, and (ii) such other documents or instruments as may be required in the sole and absolute discretion of the Board in order to effect such Person's admission as an Additional Member.

(c) Notwithstanding anything to the contrary in this Section 3.5, no Person shall be admitted as an Additional Member without the consent of the Board, which consent may be given or withheld in the Board's sole and absolute discretion. The admission of any Person as an Additional Member shall become effective on the date upon which the name of such Person is recorded on the books and records of the Company, following the consent of the Board to such admission.

(d) If any Additional Member is admitted to the Company on any day other than the first day of a Fiscal Year, then Profits, Losses, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Members and Assignees for such Fiscal Year shall be allocated among such Additional Member and all other Members and Assignees by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using the "interim closing of the books" method. All distributions of Available Cash which the Board declares before but are paid after the date of such admission shall be made solely to Members and Assignees other than the Additional Member, and all distributions of Available Cash declared thereafter shall be made to all the Members and Assignees including such Additional Member.

(e) No Person shall be admitted to the Company as a Substituted Member or an Additional Member if, in the opinion of legal counsel for the Company, it would result in the Company being treated as a corporation for federal income tax purposes or otherwise cause the Company to become a reporting company under the Exchange Act.

ARTICLE IV.
CAPITAL ACCOUNTS

4.1 Separate Accounts

A separate capital account ("Capital Account") shall be maintained for each Member in accordance with the following rules:

(a) To each Member's Capital Account there shall be credited such Member's initial Capital Contributions and additional Capital Contributions under Article III, such Member's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 5.3 or Section 5.4, and the amount of any Company liabilities assumed by such Member or which are secured by any Company property distributed to such Member pursuant to this Agreement.

(b) To each Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company property distributed to such Member pursuant to this Agreement, such Member's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 5.3 or Section 5.4, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company other than those liabilities already taken into account under Section 3.1 and Section 4.1(a).

(c) In the event all or a portion of a Member's Interest in the Company is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent of the interest Transferred.

(d) In determining the amount of any liability for purposes of Sections 4.1(a) and 4.1(b), there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e) This Section and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or one or more Members) are computed in order to comply with such Regulations, the Board may make such modification, provided that it is not likely to have a material adverse effect on the aggregate amounts to be distributed to any Member pursuant to this Agreement. The Board also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-l(b)(2)(iv)(g), and (ii) make any appropriate modifications if the occurrence of an unanticipated event might otherwise cause this Agreement not to comply with Regulations Section 1.704-l(b).

4.2 Negative Capital Accounts

Except as provided below in this Section 4.2, no Member shall be required to pay to the Company any deficit or negative balance which may exist in such Member's Capital Account. However, it is the intention of the Members that, to the extent the Morningstar Members so request of the Board, the Company and the Members shall cooperate in good faith and use commercially reasonable efforts to enable the Morningstar Members to have sufficient tax basis and amounts at-risk to maintain an overall positive tax basis (including the allocation of debt to take into account previous allocations of built-in gains) to permit deduction for federal income tax purposes of their allocable share of taxable losses from the Company pursuant to Sections 5.1 and 5.3 hereof, provided that: (i) such cooperation and efforts do not adversely affect any other Member as to the amount, timing or character (e.g., ordinary income, capital gain, Code Section 1231 gain) of any item of income, gain, loss or deduction for federal or state income tax purposes, (ii) such cooperation and efforts do not adversely affect SSCI's qualification or ability to qualify as a REIT, and (iii) such cooperation does not reduce (or delay the receipt of) the amount of distributions to be received by any other Member. Thus, if any Member enters into an agreement to contribute to the capital of the Company all or a portion of any deficit balance in such Member's Capital Account at such time as such Member's Interest is "liquidated" within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g) or otherwise, such agreement shall be incorporated herein for all purposes of this Agreement, and such agreement shall be treated as a "deficit restoration obligation" for purposes of the Regulations to the extent of the agreed-upon additional Capital Contributions and thus, for purposes of computing the deficit balance, if any, of the Adjusted Capital Account of the Members obligated to make such additional Capital Contributions, such agreed-upon additional Capital Contributions shall be treated as a credit (i.e., increase) to such Members' Capital Accounts.

ARTICLE V.
ALLOCATIONS

5.1. Timing and Amount of Allocations of Profit And Loss

Profits and Losses of the Company shall be determined and allocated with respect to each Fiscal Year of the Company as of the end of each such year. Except as otherwise provided in this Article V, an allocation to a Member of a share of Profits or Losses shall be treated as an allocation of the same share of each item of income, gain, loss or deduction (collectively "Tax Items") that is taken into account in computing such Profits or Losses.

5.2. Allocations of Profit and Losses

(a) Except as provided in Section 5.2(b), after giving effect to the allocations set forth in Sections 5.3 and 5.4, Profits and Losses (and, to the extent necessary, any items thereof) for any Fiscal Year (or any portion thereof) shall be allocated among the Members as necessary to cause the Member's Capital Accounts to be in proportion to their respective Percentage Interests.

(b) Nothwithstanding the preceding paragraph of this Section 5.2, Losses allocated pursuant to this Section 5.2 shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have a deficit Adjusted Capital Account balance (or increase an existing deficit Adjusted Capital Account balance) at the end of any Fiscal Year. In the event some but not all of the Members would have deficit Adjusted Capital Account balances as a consequence of an allocation of Losses pursuant to this Section 5.2, then (i) the deficit Adjusted Capital Account balance limitation set forth above shall be applied on a Member by Member basis so as to allocate the maximum possible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations, (ii) Losses that otherwise would have been allocated to a Member if not for the deficit Adjusted Capital Account balance limitation ("Disproportionate Losses") shall instead be allocated to those Members who may be allocated Losses without causing or increasing a deficit Adjusted Capital Account balance, and (iii) subsequent allocations of Profits shall be made first to the Members who received Disproportionate Losses until they have received allocations of Profits pursuant to this Section 5.2(b) equal to the Disproportionate Losses previously allocated to them.

5.3 Special Allocations

The following special allocations shall be made in the following order:

5.3.1 Minimum Gain Chargeback

Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2).

This Section 5.3.1 is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

5.3.2 Member Minimum Gain Chargeback

Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member having a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(i)(2).

This Section 5.3.2 is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

5.3.3 Qualified Income Offset

In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), Regulations Section 1.704-l(b)(2)(ii)(d)(5), or Regulations Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit Adjusted Capital Account balance of such Member as quickly as possible, provided that an allocation pursuant to this Section shall be made only if and to the extent that such Member would have a deficit Adjusted Capital Account balance after all other allocations provided for this Article V have been tentatively made, as if this Section 5.3.3 were not in the Agreement.

This Section 5.3.3 is intended to constitute a qualified income offset as provided in Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

5.3.4 Gross Income Allocation

In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Regulations Section 1.704-2(g)(1) and the penultimate sentence of Regulations Section 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been made as if Section 5.3.3 and this Section were not in this Agreement.

5.3.5 Nonrecourse Deductions

Nonrecourse Deductions for any Fiscal Year shall be allocated among the Members in accordance with each Member's Percentage Interest.

5.3.6 Member Nonrecourse Deductions

Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i)(1).

5.3.7 Section 754 Adjustments

To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-l(b)(2)(iv)(m)(2) or Regulations Section 1.704-l(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member's interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specifically allocated to (a) the Members in accordance with their respective interests in the Company in the event that Regulations Section 1.704-l(b)(2)(iv)(m)(2) applies, or (b) the Member to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

5.3.8 Winding Up Years Allocation

It is the intention of the Members that distributions to the Members on liquidation of the Company pursuant to Section 12.2(a)(iii) be made in accordance with the Members' Percentage Interests. Accordingly, to the extent the amount that would be tenatively distributed to any Member pursuant to Section 12.2(a)(iii) without taking into account this Section 5.3.8, differs from the amount that would have been distributed to such Member had the distribution been made in accordance with the Members' Percentage Interests, then items of income, gain, loss or deduction for the Winding Up Years shall be allocated among the Members to the extent necessary to cause the Capital Account balance of, and the resulting distribution to, each Member pursuant to Section 12.2(a)(iii) to be equal to the amount that would have otherwise been distributed to such Member had the distribution been in accordance with the Members' Percentage Interests.

5.4 Curative Allocations

The allocations set forth in Sections 5.2(b) and 5.3 (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations under Sections 704(b). It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section. Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines to be appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 5.2(a). In exercising its discretion under this Section, the Board shall take into account future Regulatory Allocations under Sections 5.3.1 and 5.3.2 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 5.3.5 and 5.3.6 and/or distributions of the Company which are included in a Member's share of the Company's Minimum Gain or Member Nonrecourse Minimum Gain.

5.5 Allocation of Excess Nonrecourse Liabilities.

For purposes of determining a Member's proportional share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a)(3), each Member's interest in Company profits shall be such Member's Percentage Interest.

5.6 Tax Allocations; Allocations Respecting Section 704(c) Revaluations

(a) Except as otherwise provided in this Section 5.6, for income tax purposes under the Code and the Regulations, each of the Company's Tax Items shall be allocated among the Members in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 5.2.

(b) Notwithstanding Section 5.6(a) hereof or any other provision of this Agreement, Tax Items with respect to property that is contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Members for income tax purposes pursuant to the "traditional method with curative allocations" described in Regulations Section 1.704-3(c); provided, however, that (i) all such curative allocations shall be strictly limited to gain from the sale or disposition to an independent third party of the particular asset or item of property for which the depreciation deductions were subject to the ceiling rule (i.e., curative allocations cannot be depreciation deductions with respect to another asset or property), and (ii) all such curative allocations shall be applied on a property-by-property, asset-by-asset basis such that the prior effect of the ceiling rule with respect to an asset or item of property may only be offset by gain on the sale or disposition of that particular asset or item of property, and (iii) any remaining gain from the sale or other disposition of that asset or property may not be used to offset the effect of the ceiling rule with respect to any other asset or property.

(c) As the result of the revaluation of the Gross Asset Value of Company assets as provided in Section 3.1 and in the event of any further revaluation as contemplated in the definition of "Gross Asset Value," notwithstanding Section 5.6(a) hereof or any other provision of this Agreement, subsequent allocations of Tax Items with respect to such asset shall take into account the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c), the applicable Regulations and this Section 5.6, pursuant to the "traditional method with curative allocations" described in Regulations Section 1.704-3(c); provided, however, that (i) all such curative allocations shall be strictly limited to gain from the sale or disposition to an independent third party of the particular asset or item of property for which the depreciation deductions were subject to the ceiling rule (i.e., curative allocations cannot be depreciation deductions with respect to another asset or property), and (ii) all such curative allocations shall be applied on a property-by-property, asset-by-asset basis such that the prior effect of the ceiling rule with respect to an asset or item of property may only be offset by gain on the sale or disposition of that particular asset or item of property, and (iii) any remaining gain from the sale or other disposition of that asset or property may not be used to offset the effect of the ceiling rule with respect to any other asset or property.

5.7 Other Provisions

(a) In the event that (i) any modifications are made to the Code or any Regulations, (ii) any changes occur in any case law applying or interpreting the Code or any Regulations, (iii) the IRS changes or clarifies the manner in which it applies or interprets the Code or any Regulations or any case law applying or interpreting the Code or any Regulations or (iv) the IRS adjusts the reporting of any of the transactions contemplated by this Agreement which, in each case, either (a) requires allocations of items of income, gain, loss, deduction or credit or (b) requires reporting of any of the transactions contemplated by this Agreement in a manner different from that set forth in this Article V, the Board is hereby authorized to make new allocations or report any such transactions (as the case may be) in reliance of the foregoing, and such new allocations and reporting shall be deemed to be made pursuant to the fiduciary duty of the Managers to the Company and the other Members, and no such new allocation or reporting shall give rise to any claim or cause of action by any Member.

(b) The Members acknowledge and are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Profits, Losses and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.

5.8 Amendments to Allocation to Reflect Issuance of Additional Interests

In the event that the Company issues additional Interests to any Additional Member pursuant to Section 3.5 hereof, the Board shall make such revisions to this Article V as it determines are necessary to reflect the terms of the issuance of such additional Interests, including making preferential allocations to certain classes of Membership Interests.

ARTICLE VI.
DISTRIBUTIONS

6.1 Determination of Available Cash

(a) Available Cash shall be determined, with respect to each proposed distribution to the Members, by the Board, taking into account the provisions of Section 6.1(b).

(b) The Board shall take such reasonable efforts, to:

(i) consistent with SSCI's qualification as a REIT, to cause the Company to distribute sufficient amounts to the Members in accordance with Section 6.2 hereof such that distributions to SSCI will enable SSCI to pay stockholder dividends that will, with respect to the properties owned by the Company (i) satisfy the requirements for qualifying as a REIT under the Code and Regulations, and (ii) except to the extent SSCI elects, in its sole and absolute discretion, not to make such distributions, avoid any federal income or excise tax liability of SSCI; and

(ii) cause the Company to distribute sufficient amounts to the Members in accordance with Section 6.2 hereof for each taxable year such that the distributions to each Member other than SSCI for such taxable year equal the product of the "Applicable Percentage" for such taxable year and such Member's allocated share of the Company's cumulative net taxable ordinary income and capital gain for such taxable year as shown on the Company's U.S. federal income tax returns; provided, however, that any such tax distribution shall be mandatory during the initial 12 month period following the Effective Date, and to the extent that any such tax distribution reduces Available Cash that may be distributed pursuant to Section 6.3 (a)(i) below $5,200,000, such shortfall shall be carried forward for the benefit of the holders of SCCI Units on a cumulative basis and paid as a priority distribution before (and in addition to) any subsequent distributions of Available Cash. For these purposes, the Applicable Percentage with respect to net long-term capital gain shall be the highest combined effective U.S. Federal and North Carolina State marginal income tax rate applicable for such taxable year to net long-term capital gains recognized by an individual, and the Applicable Percentage with respect to items of net ordinary income and net short-term capital gain shall be the combined effective highest marginal U.S. Federal and North Carolina State income tax rate applicable for such taxable year to ordinary income recognized by an individual. In all cases, the highest marginal income tax rate shall be the highest statutory rate applicable to the specific type of income or gain in question and shall be determined without regard to phase-outs of deductions or similar adjustments. The Board, acting in its reasonable discretion, may adjust the determination of Applicable Percentages pursuant to this Section 6.1(b)(ii) as necessary to ensure that the distribution required to be made to each Member pursuant to this Section 6.1(b)(ii) for any taxable year is not less than such Member's actual federal and state income tax liability in respect of allocation to such Member by the Company for such taxable year.

6.2 Distributions of Available Cash from Operations

The Company shall distribute Available Cash from operations no less frequently than on a quarterly basis among the Members as follows:

(a) For the first 12 month period following the Effective Date, as follows:

(i) The first $433,333.33 per month, to the extent available at the time of distribution and on a cumulative basis within such 12 month period (and beyond such 12 month period solely to the extent necessary to make up for a mandatory tax distribution as described in Section 6.1(b)(ii)), among the holders of SSCI Units in proportion to their respective Percentage Interests, but in no event shall distributions made pursuant to this Section 6.2(a)(i) exceed $5,200,000 for such 12 month period.; and

(ii) The remainder, if any, during such period among the holders of Regular Units in proportion to their respective Percentage Interests, provided that no holder of Regular Units shall be entitled to any distributions pursuant to this Section until holders of SSCI Units have received distributions totaling $5,200,000; and

(b) For the second 12 month period following the Effective Date, 87% among the holders of SSCI Units in proportion to their respective Percentage Interests and 13% among the holders of Regular Units in proportion to their respective Percentage Interests; and

(c) For any future period, 3.846% (as a percentage and not as a preference) among the holders of SSCI Units, and the remainder among the Members in proportion to their Percentage Interests.

6.3. Distributions Upon a Capital Event

Upon a Capital Event, the Board shall, as soon as practicable, distribute the proceeds thereof to the Members. Any such distribution shall be made in proportion to the Percentage Interests of the Members.

6.4 Distributions In Kind

No right is given to any Member to demand and receive property other than cash. The Board may determine, in its sole and absolute discretion, to make a distribution in kind to one or more Members of Company assets, including, without limitation, the distribution of any interest in a Subsidiary to one or more Members to the extent that the board determines in its sole and absolute discretion, that the Company's direct or indirect ownership of such Subsidiary is adverse with SSCI's status as a REIT.

6.5 Amounts Withheld

Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Board determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Code Sections 1441, 1442, 1445 or 1446. Any amount paid on behalf of or with respect to a Member shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within 15 days after notice from the Board that such payment must be made unless (a) the Company withholds such payment from a distribution that would otherwise be made to the Member or (b) the Board determines, in its sole and absolute discretion, that such payment may be satisfied out of the Available Cash of the Company that would, but for such payment, be distributed to the Member. Any amounts withheld pursuant to the foregoing clauses (a) or (b) shall be treated as having been distributed to such Member. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member's Membership Interest to secure such Member's obligation to pay to the Company any amounts required to be paid pursuant to this Section 6.5. In the event that a Member fails to pay any amounts owed to the Company pursuant to this Section 6.5 when due, the Board may, in its sole and absolute discretion, elect to make the payment to the Company on behalf of such defaulting Member, and in such event shall be deemed to have loaned such amount to such defaulting Member and shall succeed to all rights and remedies of the Company as against such defaulting Member (including, without limitation, the right to receive distributions). To the extent any non-withholding tax (including a tax based upon income) is assessed directly against the Company, that tax shall be deemed an expense of the Company and not treated as paid on behalf of the Members.

ARTICLE VII.
MANAGEMENT OF THE COMPANY

7.1 Management by Board of Managers

Except as specifically set forth herein, the business and affairs of the Company shall be managed by a Board of Managers (the "Board"), which shall be appointed by the Members in accordance with this Article VII. Persons appointed to the Board shall be referred to as "Managers."

7.2 Composition of Board

7.2.1 Number of Managers

The Board shall initially be composed of three Managers, each with equal voting rights. The number of Managers may be increased or decreased upon a consent by the Board, provided that the number of Managers shall not be decreased below three.

7.2.2 Appointment of Managers

Managers shall be appointed by the Members as follows:

(a) For so long as the Morningstar Principals collectively own at least 10% of the outstanding Units of the Company, the Morningstar Principals shall, by the Consent of the Morningstar Principals, appoint one of the Managers to the Board, which Manager shall be referred to as the "Morningstar Manager;"

(b) SSCI shall be entitled to appoint two Managers; which Managers shall be referred to as the "SSCI Managers;" and

(c) Any additional Managers shall be nominated and appointed by the other Members of the Board subject to the Consent of a Majority in Interest of the Members.

The Board shall designate one of the Managers appointed by them to serve as the Chairman of the Board (the "Chairman").

7.2.3 Term of Managers

Each Manager shall hold office until such Manager dies, resigns or is otherwise removed during the term pursuant to Section 7.2.4. Any Manager may resign at any time by delivering written notice to the Board. Any such resignation will be effective upon delivery thereof unless the notice of resignation specifies a later effective date. The acceptance of such resignation by the Board shall not be necessary to make it effective.

7.2.4 Removal of Managers

A Manager may be removed with or without cause at any time by and in the sole discretion of the Member or Members that appointed such Manager. The removal of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of the Member.

7.2.5 Filling a Vacancy on the Board

Any vacancy occurring on the Board shall be filled by the Member or group of Members that appointed such Manager. The term of any replacement Manager shall extend to the remainder of the term of the departed Manager. If a vacancy occurs on the Board, notices to any Manager required under this Agreement shall be made to the Member or Members entitled to appoint such Manager.

7.2.6 Boards of Subsidiaries

(a) The Board shall cause the governing board of directors of any corporate Subsidiary to, at all times, have the same structure, number and members as the Board provided herein.

(b) The Board shall either cause the governing board of managers of any limited liability company Subsidiary to, at all times, have the same structure, number and members as the Board provided herein or cause the Company to be the managing member of such limited liability company Subsidiary.

7.3 Meetings of the Board

7.3.1 Frequency

Meetings of the Board shall be held at such times and places as approved by the Board, but must be held at least annually. Special meetings of the Board may be called by the Chairman or any two Managers. Such special meetings of the Board shall be held at the principal executive office of the Company in Seattle, Washington unless otherwise approved by the Board.

7.3.2 Notice of Meetings

Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered to each other Manager by or at the direction of the Chairman or Managers calling the meeting not less than 10 or more than 50 days before the date of the meeting, either personally or by mail. If mailed, such notice shall be deemed to be delivered three business days after being deposited in the United States mail, postage prepaid, addressed to the Manager at the Manager's address as it appears on the books of the Company.

7.3.3 Meetings by Communications Equipment

A Manager may participate in a meeting of the Board by, or conduct the meeting through the use of, any means of communication by which all Managers participating in the meeting can hear each other during the meeting. Participation by such means shall constitute presence in person at a meeting.

7.3.4 Quorum

A majority of the number of Managers comprising the Board shall constitute a quorum for the transaction of business at any Board meeting; provided that the Morningstar Manager shall be in attendance. If less than a quorum is present at a meeting, the meeting shall be adjourned without further notice.

7.3.5 Manner of Acting

(a) The Chairman will preside at all Board meetings. If the Chairman is absent at a duly convened Board meeting, the Managers in attendance shall appoint one of the Managers present to act as Chairman for such meeting. If a quorum is present at a Board meeting when a vote is taken, the act of a majority of the Managers present at the Board meeting shall be the act of the Board, unless the vote of a greater number is required by this Agreement.

(b) Without limitation to the Board's authority to act in accordance with Section 7.3.5(a) above, in the event any of the following actions are taken by the Board prior to the termination of the Lockout Period and without the consent of the Morningstar Manager, the Lockout Period shall terminate within sixty (60) days from the occurrence of such Board vote:

(i) any business decision that would result in personal liability to the Members in excess of that required under the Act or this Agreement;

(ii) the acquisition, sale, transfer, exchange or other disposition of any assets of the Company (including, but not limited to, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company);

(iii) the amendment of the Certificate (except for amendments described in Section 18-202(b) of the Act) or this Agreement (except as otherwise provided in Section 14.2(a) hereof);

(iv) the issuance of any Units other than as provided in Section 3.2 or admit any Additional Members or Substituted Members;

(v) requiring any additional capital contributions or otherwise increasing the obligation of the Members;

(vi) making any distributions of any assets of the Company other than as provided in Article VI hereof and making and valuation of any in-kind distribution;

(vii) any action that would cause the conversion or reorganization of the Company to another form or to a taxable entity (other than as provided in Section 14.2 hereof);

(viii) any financing or refinancing of Company Debt (A) that would result in a material reduction in the amount of liabilities that the Morningstar Members are allocated under principals of Section 752 of the Code and the Regulations promulgated thereunder or (B) other than in the ordinary course of business that would place a material lien or encumbrance on any Company property; and

(ix) any action to increase the number of Managers on the Board.

7.4 Action by Managers Without a Meeting

Any action that could be taken at a meeting of the Board may be taken without a meeting if one or more written consents setting forth the action so taken are signed by all of the Managers either before or after the action is taken and delivered to the Company. Action taken by written consent of Managers without a meeting is effective when the last Manager signs the consent, unless the consent specifies a later effective date.

7.5 Expenses; Compensation

The Managers shall be entitled to reimbursement of their reasonable out-of-pocket expenses, including travel to attend meetings, incurred on behalf of the Company. Subject to the Act, no amount so paid to the Manager shall be deemed to be a distribution of Company assets for purposes of this Agreement. Except for reimbursement of such expenses as provided for in this Section 7.5 and such Manager's right in his capacity as a Member to distributions as provided in this Agreement, no Manager shall receive any compensation for its services as such.

7.6 Authority of Board and Managers

7.6.1 Authority of Board

(a) Subject to Section 7.6.2, the Board shall be vested with complete management and control of the business of the Company. The Board shall have the power and authority to do all things necessary or proper to carry out the purposes of the Company. Subject to Section 7.3.5(b), any action taken by the Board will require the approval of a majority of the Managers. Each Manager shall be specifically authorized to execute instruments, documents, agreements, contracts and other undertakings on behalf and in the name of the Company, and parties dealing with the Company shall be entitled to rely on the authority of a Manager to execute such documents on behalf of the Company.

(b) In addition to the powers now or hereafter granted to managers of a limited liability company under applicable law or that are granted to the Board under any other provision of this Agreement, the Board, subject to the other provisions hereof (including, without limitation, the termination of the Lockout Period pursuant to Section 7.3.5(b) and the limitations on the authority of the Board set forth in Section 7.6.2), shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Company, to exercise all powers set forth in Section 1.7 hereof and to effectuate the purposes set forth in Section 1.6 hereof, including, without limitation:

(i) the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Company to make distributions to its Members in accordance with Section 6.2 hereof in such amounts as will permit SSCI (so long as SSCI qualifies as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Code Section 4981) and to make distributions to its shareholders sufficient to permit SSCI to maintain REIT status or otherwise to satisfy the REIT Requirements), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by deed to secure debt, mortgage, deed of trust or other lien or encumbrance on the Company's assets) and the incurring of any obligations that it deems necessary for the conduct of the activities of the Company;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

(iii) except as restricted in this Agreement, the acquisition, sale, transfer, exchange or other disposition of any assets of the Company (including, but not limited to, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company);

(iv) except as restricted in this Agreement, the mortgage, pledge, encumbrance or hypothecation of any assets of the Company, the use of the assets of the Company (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement which the Board believes will directly benefit the Company and on any terms that the Board sees fit, including, without limitation, the financing of the conduct or the operations of the Company, the lending of funds to other Persons (including, without limitation, the Members (if necessary to permit the financing or capitalization of a Subsidiary of the Company)) and the repayment of obligations of the Company;

(v) the management, operation, leasing, landscaping, repair, alteration, demolition, replacement or improvement of any real property or other asset of the Company or any Subsidiary;

(vi) the negotiation, execution and performance of any contracts, leases, conveyances or other instruments that the Board considers useful or necessary to the conduct of the Company's operations or the implementation of the Board's powers under this Agreement, including, without limitation, contracting with property managers (including SSCI or other Member-controlled Person(s)), contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Company's assets;

(vii) the distribution of Company cash or other Company assets in accordance with this Agreement, the holding, management, investment and reinvestment of cash and other assets of the Company, and the collection and receipt of revenues, rents and income of the Company;

(viii) the selection and dismissal of employees of the Company or the Board (including, without limitation, employees having titles or offices such as "president," "vice president," "secretary" and "treasurer"), and agents, outside attorneys, accountants, consultants and contractors of the Company or the Board and the determination of their compensation and other terms of employment or hiring;

(ix) the maintenance of such insurance including (A) liability insurance for the Indemnities hereunder and (B) casualty, liability, earthquake and other insurance on the properties of the Company for the benefit of the Company and the Members comparable in coverage to that maintained by SSCI with respect to the properties it owns and otherwise as it deems necessary or appropriate;

(x) the control of any matters affecting the rights and obligations of the Company, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment, of any claim, cause of action, liability, debt or damages, due or owing to or from the Company, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, and the representation of the Company in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xi) the determination of the fair market value of any Company property distributed in kind using such reasonable method of valuation as it may adopt; provided that such methods are otherwise consistent with the requirements of this Agreement;

(xii) the enforcement of any rights against any Member pursuant to representations, warranties, covenants and indemnities made by such Member to the Company in this Agreement or the Unit Purchase Agreement;

(xiii) holding, managing, investing and reinvesting cash and other assets of the Company;

(xiv) the collection and receipt of revenues and income of the Company;

(xv) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney including that power provided under Section 1.9, of any right, including the right to vote, appurtenant to any asset or investment held by the Company;

(xvi) the exercise of any of the powers of the Board enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Company or any other Person in which the Company has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(xvii) the exercise of any of the powers of the Board enumerated in this Agreement on behalf of any Person in which the Company does not have an interest pursuant to contractual or other arrangements with such Person;

(xviii) the maintenance of working capital and other reserves in such amounts as the Board deems appropriate and reasonable from time to time;

(ixx) the making, execution and delivery of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate in the judgment of the Board for the accomplishment of any of the powers of the Board enumerated in this Agreement;

(xx) the distribution of cash to acquire Regular Units held by a Member in connection with a Member's exercise of its Exchange Right under Section 8.5 hereof;

(xxi) the amendment and restatement of Exhibit A hereto to reflect accurately at all times the Capital Accounts, Units, and Percentage Interests of the Members as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the issuance of or reduction in the number of Units, the admission of any Additional or Substituted Member or otherwise, as long as the matter or event being reflected in Exhibit A hereto otherwise is authorized by this Agreement;

(xxii) the making of a general assignment for the benefit of creditors or appoint or acquiesce in the appointment of a Custodian for all or any part of the assets of the Company;

(xxiii) the institution of any proceeding for bankruptcy on behalf of the Company; and

(xxiv) the confession of a judgment against the Company.

7.6.2 Limitation on Authority of Board

Notwithstanding the provisions of Section 7.6.1, the Board may not cause the Company to be, or undertake an act or course of conduct, in contravention of an express prohibition or limitation of this Agreement, including, without limitation:

(i) to take any action that would make it impossible to carry on the ordinary business of the Company, except as otherwise expressly provided in this Agreement;

(ii) to possess Company property, or assign any rights in specific Company property, for other than a Company purpose, except as otherwise expressly provided in this Agreement;

(iii) to perform any act that would subject a Member to liability in any jurisdiction, except as expressly provided herein or under the Act; or

(iv) enter into any contract, mortgage, loan or other agreement that expressly prohibits or restricts, or has the effect of prohibiting or restricting, the ability of (A) SSCI or the Company from satisfying its obligations under Section 8.5 hereof in full or (B) a Member from exercising its rights to an Exchange in full, except, in either case, with the written consent of such Member affected by the prohibition.

7.7 Delegation of Duties to Committees

The Board may, from time to time, designate one or more committees, each of which shall be comprised of one or more Managers. Any such committee, to the extent provided in such resolution or in the Certificate or this Agreement, shall have and may exercise all of the authority of the Board, subject to the limitations set forth in the Act and this Agreement. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum, and the affirmative vote of a majority of the members present shall be necessary for the adoption of any resolution. The Board may dissolve any committee at any time, unless otherwise provided in the Certificate or this Agreement.

7.8 Other Business of Managers

Each Manager shall devote to the Company such time as may be necessary for the performance of its duties as Manager, but such Manager is not required, and is not expected, to devote its full time to the performance of such duties. Each Manager may engage independently or with others in other business ventures of every nature and description, including, without limitation, the ownership of other properties and the making or management of other investments. Nothing in this Agreement shall be deemed to prohibit a Manager or any Affiliate of such Manager from dealing, or otherwise engaging in business with, Persons transacting business with the Company, or from providing services related to the purchase, sale, financing, management, development or operation of real or personal property and receiving compensation therefor, not involving any rebate or reciprocal arrangement that would have the effect of circumventing any restriction set forth herein upon dealings with a Manager or any Affiliate of such Manager. Neither the Company nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

7.9 #9; Indemnification

(a) To the fullest extent permitted by applicable law, the Company shall indemnify each Indemnitee from and against any and all losses, claims, damages, joint or several liabilities, expenses (including, without limitation, attorney's fees and other legal fees and expenses), judgments, fines, settlements and other amounts (each an "Indemnified Loss") arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (each an "Action"), that relate to the operations of the Company as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith, was taken in knowing violation of the terms of this Agreement or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful; (iv) such Indemnified Loss or Action relates to or arises out of Article 11 of the Unit Purchase Agreement or Section 1.8 of this Agreement; or (v) such Loss or Action relates to or arises out of any tax consequences to a Member of acquiring or owning an interest in the Company, conducting the business of the Company, executing this Agreement, receiving or not receiving distributions from the Company, Exchanging Units or being allocated taxable income and loss. Without limitation the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise heretofor or hereafter executed, for any indebtedness of the Company or any Subsidiary of the Company (including, without limitation, any indebtedness which the Company or any Subsidiary of the Company has assumed or taken subject to), and general partner liability relating to any Subsidiary or Affiliate of the Company and the Board is hereby authorized and empowered, on behalf of the Company, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.9 in favor of any Indemnitee having or potentially having liability for any such indebtedness or general partner liability (but the failure to execute a separate indemnity agreement shall not reduce the Company's obligation to so indemnify as herein provided). The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.9(a). The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee acted in a manner contrary to that specified in this Section 7.9(a) with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.9 shall be made only out of the assets of the Company, and any insurance proceeds from the liability policy covering any Indemnitees, and no Member shall have any obligation to contribute to the capital of the Company or otherwise provide funds to enable the Company to fund its obligations under this Section 7.9.

(b) Reasonable expenses incurred by an Indemnitee who is a party to a proceeding or otherwise subject to or the focus of or is involved in any Action shall be paid or reimbursed by the Company as incurred by the Indemnitee in advance of the final disposition of the Action upon receipt by the Company of (i) a written affirmation by the Indemnitee of the Indemnitee's good faith belief that the standard of conduct necessary for indemnification by the Company as authorized in Section 7.9(a) has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(c) The indemnification provided by this Section 7.9 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

(d) The Company may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the Board shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company's activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) In no event may an Indemnitee subject any of the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.9 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g) The provisions of this Section 7.9 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.9 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Company's liability to any Indemnitee under this Section 7.9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.10. Limitation on Liability of the Members and Managers

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Member, Manager or any officer, director or agent thereof shall be liable or accountable in damages or otherwise to the Company, any Members or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the Member, Manager or any such officer, director or agent thereof acted in good faith.

(b) The Members expressly acknowledge that the Managers are acting for the benefit of the Company, Members and, in the case of SSCI Managers, SSCI's shareholders collectively, that the Managers are under no obligation to give priority to the separate interests of the Members (including, without limitation, the tax consequences to Members, Assignees or SSCI's shareholders) in deciding whether to cause the Company to take (or decline to take) any actions and that the Managers shall not be liable to the Company or to any Member for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Members in connection with such decisions, provided that the Manager has acted in good faith and has not breached its express covenants set forth in this Agreement.

(c) Any amendment, modification or repeal of this Section 7.10 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Member's, Manager's or any of their director's, officer's or agent's liability to the Company as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE 8. RIGHTS AND OBLIGATIONS OF MEMBERS

8.1 Managing of Business

No Member or Assignee (other than in his or her capacity as a Manager, officer, director, employee, partner, agent or trustee of the Company or any of their Affiliates) shall take part in the operations, management or control (within the meaning of the Act) of the Company's business, transact any business in the Company's name or have the power to sign documents for or otherwise bind the Company.

8.2 Outside Activities of Members

Subject to any agreements entered into by a Member or its Affiliates with the Company or a Subsidiary (including, without limitation, any employment agreement), any Member and any Assignee, officer, director, employee, agent, trustee, Affiliate or shareholder of any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities that are in direct or indirect competition with the Company or that are enhanced by the activities of the Company. Neither the Company nor any Member shall have any rights by virtue of this Agreement in any business ventures of any Member or Assignee. Subject to such agreements, none of the Members nor any other Person shall have any rights by virtue of this Agreement or the relationship established hereby in any business ventures of any other Person, and such Person shall have no obligation pursuant to this Agreement, subject to any agreements entered into by a Member or its Affiliates with the Company or a Subsidiary, to offer any interest in any such business ventures to the Company, any Member or any such other Person, even if such opportunity is of a character that, if presented to the Company, any Member or such other Person, could be taken by such Person.

8.3 Return of Capital

Except pursuant to the rights of Exchange set forth in Section 8.5 hereof, no Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Company as provided herein.

8.4 Rights of Morningstar Members Relating to the Company and SSCI

(a) In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.4(b) hereof, each Morningstar Member shall have the right, for a purpose reasonably related to such Member's Membership Interest in the Company, upon written demand with a statement of the purpose of such demand and at such Member's own expense: (i) to obtain a copy of (A) the most recent annual and quarterly reports filed with the SEC by SSCI pursuant to the Exchange Act and (B) each report or other written communication sent to the shareholders of SSCI; (ii) to obtain a copy of the Company's federal, state and local income tax returns for each Fiscal Year; (iii) to obtain a current list of the name and last known business, residence or mailing address of each Member; (iv) to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and (v) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Member, and the date on which each became a Member.

(b) Notwithstanding any other provision of this Section 8.4, the Company may keep confidential from the Morningstar Members, for such period of time as the Board determines in its sole and absolute discretion to be reasonable, any information that (i) the Board believes to be in the nature of trade secrets or other information the disclosure of which the Board in good faith believes is not in the best interests of the Company or could damage the Company or its business or (ii) the Company is required by law or by agreements with unaffiliated third parties to keep confidential.

8.5 Exchange Rights

(a) On or after the termination of the Lockout Period, each Morningstar Member shall have the right to require SSCI or an Affiliate to acquire Regular Units held by such Morningstar Member (such Regular Units being hereafter called "Tendered Units") in exchange (an "Exchange") for, at the election of and in the sole and absolute discretion of SSCI, either the Cash Amount or a number of REIT Shares equal to the REIT Shares Amount payable on the Specified Exchange Date in accordance with the following terms and conditions and subject to the following procedures:

(i) Any Exchange shall be exercised pursuant to a Notice of Exchange delivered to the Company and SSCI by the Morningstar Member exercising the Exchange right (the "Tendering Party") within thirty (30) days after an applicable Valuation Date.

(ii) SSCI shall not be required to acquire from any Morningstar Member fewer than the lesser of (1) all of the Regular Units held by such Morningstar Member immediately prior to the Exchange and (2) such number of Regular Units representing a Cash Amount of less than $[250,000].

(iii) Within thirty (30) days after receipt of an Exchange Notice from a Tendering Party, SSCI shall notify each Tendering Party of its election to pay for the Tendered Units of such Tendering Party by either the Cash Amount or the REIT Shares (the "SSCI Payment Election").

(v) If SSCI elects to pay for the Tendered Units with REIT Shares, SSCI shall use commercially reasonable efforts to register such REIT Shares under the Securities Act on the appropriate form of registration statement as promptly as practicable; provided, however, that (1) if SSCI shall not have filed an appropriate registration statement covering such REIT Shares within 45 days after the SSCI Payment Election, or (2) if such registration statement shall not have been declared effective within 120 days the SSCI Payment Election, then SSCI shall be deemed automatically to have elected to pay for the Tendered Units by the Cash Amount. All REIT Shares issued to Morningstar Members in exchange for Tendered Units pursuant to this Section 8.5(a) shall be registered under the Securities Act or otherwise fully tradable without restriction by the Morningstar Members.

(vi) On the Specified Exchange Date, the Tendering Party shall sell the Tendered Units to SSCI or its Affiliate in exchange for either the Cash Amount or a number of REIT Shares equal to the REIT Shares Amount, as determined in accordance with the procedures set forth in this Section 8.5(a). Any Tendered Units so acquired by SSCI or its Affiliate pursuant to this Section 8.5(a) shall be held by SSCI as SSCI Units with all the rights and preferences relating thereto as provided in this Agreement.

(vii) The Tendering Party shall submit (i) such information, certification or affidavit as SSCI may reasonably require in connection with the Ownership Limit and (ii) any written representations or information that, in SSCI's view, is necessary in connection with the registration of the REIT Shares under the Securities Act.

(viii) If a Cash Amount is to be delivered upon the Exchange, the Cash Amount shall be delivered to the Tendering Party in immediately available funds.

(ix) If REIT Shares are to be delivered upon the Exchange, the REIT Shares Amount shall be delivered by SSCI as duly authorized, validly issued, fully paid and nonassessable REIT Shares (and, if applicable, rights issued under the SSCI Shareholders Rights Plan), free of any pledge, lien, encumbrance or restriction, other than the Ownership Limit and other restrictions provided in the Charter or the Bylaws of SSCI. The Tendering Party shall be deemed the owner of such REIT Shares for all purposes, including, without limitation, rights to vote or consent, receive dividends, and exercise rights, as of the Specified Exchange Date.

(b) Notwithstanding the provisions of Section 8.5(a) hereof, no Morningstar Member shall have any right to tender for Exchange (whether for the REIT Shares Amount or the Cash Amount) any Excess Units held by such Morningstar Member. SSCI shall have no obligation to acquire Excess Regular Units, whether for the REIT Shares Amount or the Cash Amount.

(c) Notwithstanding anything herein to the contrary, with respect to any Exchange pursuant to this Section 8.5:

(i) the consummation of such Exchange shall be subject to (1) the expiration or termination of the applicable waiting period, if any, under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, if applicable; and (2) the satisfaction or waiver of other commercially reasonable and customary closing conditions and requirements for a transaction of such nature; and

(ii) each Tendering Party shall continue to own all Regular Units subject to such Exchange, and be treated as a Member with respect to such Regular Units for all purposes of this Agreement, until such Regular Units are transferred to SSCI and paid for or exchanged on the Specified Exchange Date. Until a Specified Exchange Date and an acquisition of the Tendered Units by SSCI pursuant to Section 8.5(a) hereof, the Tendering Party shall have no rights as a shareholder of SSCI with respect to the REIT Shares issuable in connection with such acquisition.

(d) In connection with an exercise of Exchange rights pursuant to this Section 8.5, the Tendering Party shall submit the following to SSCI, in addition to the Notice of Exchange:

(i) A written affidavit, dated the same date as, and accompanying, the Notice of Exchange, (A) disclosing the ownership and Beneficial Ownership as determined for purposes of Code Sections 856(a)(6) and 856(h) of REIT Shares by (I) such Tendering Party and (II) any Related Party and (B) representing that, after giving effect to the Exchange, neither the Tendering Party nor any Related Party will own or Beneficially Own REIT Shares in excess of the Ownership Limit;

(ii) A written representation that neither the Tendering Party nor any Related Party has any intention to acquire any additional REIT Shares prior to the closing of the Exchange on the Specified Exchange Date; and

(iii) An undertaking to certify, at and as a condition to the closing of the Exchange that either (A) the ownership and Beneficial Ownership of REIT Shares by the Tendering Party and any Related Party remain unchanged from that disclosed in the affidavit required by Section 8.5(d)(i) or (B) after giving effect to the Exchange, neither the Tendering Party nor any Related Party shall own or Beneficially Own REIT Shares in violation of the Ownership Limit.

8.6 SSCI Call Right

On each Valuation Date occurring after the tenth anniversary of the Effective Date, SSCI shall have the right to acquire and the Morningstar Members shall be obligated to sell all of the outstanding Interests held by the Morningstar Members as provided in this Section 8.6, to be exercised by SSCI delivering a written notice (an "Election Notice") to all Morningstar Members within thirty (30) days after such Valuation Date. An Election Notice shall constitute an irrevocable offer by SSCI to purchase all, but not less than all, of the Unit(s) of the Morningstar Members on the same terms and for the same consideration as if the Morningstar Members had delivered a Notice of Exchange with respect to such Valuation Date in accordance with Section 8.5. The Morningstar Members shall execute such documents and agreements as necessary to effect such transfer of Units to SSCI including, without limitation, such representations and undertakings as provided in Section 8.5(d).

ARTICLE IX
BOOKS, RECORDS, ACCOUNTING AND REPORTS

9.1. Records And Accounting

(a) The Board shall keep or cause to be kept at the principal office of the Company those records and documents required to be maintained by the Act and other books and records deemed by the Board to be appropriate with respect to the Company's business, including, without limitation, all books and records necessary to provide to the Members any information, lists and copies of documents required to be provided pursuant to Section 9.3 hereof. Any records maintained by or on behalf of the Company in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time and may be inspected by the Members upon reasonable notice of such request to the Board

(b) The books of the Company shall be maintained, for financial reporting purposes, on an accrual basis in accordance with GAAP, or on such other basis as the Board determines to be necessary or appropriate. To the extent permitted by sound accounting practices and principles, the Company and SSCI may operate with integrated or consolidated accounting records, operations and principles. Separate tax basis financials shall be maintained based on the GAAP statements with adjustments for appropriate book to tax differences.

9.2. Fiscal Year

The Fiscal Year of the Company shall be the calendar year.

9.3 Reports

As soon as practicable, but in no event later than 90 days after the close of each calendar quarter, the Board shall cause to be mailed to each Member of record as of the last day of the calendar quarter a copy of the balance sheet, income statement and cash flow statement of the Company, and shall provide computerized access to the Morningstar Member to the general ledger of the Company covering that calendar quarter. As soon as practicable, but in no event later than 120 days after the close of each calendar year, the Board shall cause to be mailed to each Member of record as of the last day of the calendar year, a copy of the balance sheet, income statement and cash flow statement of the Company covering that calendar year and all necessary information reasonably required by a Member to file such Member's federal and state tax returns.

9.4 Banking

The funds of the Company shall be kept in accounts designated by the Board and all withdrawals therefrom shall be made on such signature or signatures as shall be designated by the Board.

ARTICLE X
TAX MATTERS SECTION

10.1. Preparation of Tax Returns

SSCI, in its capacity as the Tax Matters Partner, shall arrange for, on behalf of and at the cost of the Company, the preparation and timely filing of all returns with respect to Company income, gains, deductions, losses and other items required of the Company for federal and state income tax purposes and shall use all reasonable efforts to furnish, within 90 days of the close of each taxable year, the tax information reasonably required by Members for federal and state income tax reporting purposes. Income tax returns of the Company shall be prepared by such certified public accountant(s) as SSCI shall retain at the expense of the Company.

10.2 Tax Elections

Except as otherwise provided herein (including, but not limited to, Sections 5.6(b) and (c)), SSCI, in its capacity as the Tax Matters Partner, shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code, including, without limitation, the election under Section 754 of the Code. SSCI shall have the right to seek to revoke such elections (including, without limitation, any election under Code Section 754) upon SSCI's determination in its sole and absolute discretion that such revocation is in the best interests of the Members.

10.3. Tax Matters Partner

SSCI shall be designated and shall operate as "Tax Matters Partner" (as defined in Code Section 6231), to oversee or handle matters relating to the taxation of the Company.

ARTICLE XI
TRANSFERS OF UNITS

11.1 Transfer

(a) No part of the interest of a Member shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

(b) No Membership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any Transfer or purported Transfer of a Membership Interest not made in accordance with this Article XI shall be null and void ab initio.

11.2 Transfer By SSCI

SSCI shall be authorized to Transfer all or any portion of its SSCI Units in the Company without the prior consent of the Company or any other Member; provided, however, that unless SSCI continues its obligation to exchange any Tendered Units pursuant to Section 8.5 hereof after the Transfer, such Transfer shall terminate the restrictions of the Lockout Period and each Morningstar Member shall have the right by delivering a Notice of Exchange within 30 days after such Transfer to the Company and SSCI to tender his, her or its Units to SSCI at a Cash Amount or REIT Share Amount based on a Valuation Date as of the closing date of such Transfer. Such Exchange shall close no later than 60 days after the closing date of such Transfer.

11.3 Transfers by Members Other than SSCI

(a) No Member other than SSCI shall Transfer all or any portion of its Interest, or any of such Member's economic rights as a Member, to any transferee without first offering such Membership Interest to SSCI or otherwise obtaining the consent of SSCI, which consent may be withheld in its sole and absolute discretion; provided, however, that any such other Member may, at any time, without the consent of SSCI, Transfer all or part of its Interest

(i) in the case of a Member which is an individual, to any Family Member, any trust (whether or not revocable), partnership or other estate planning vehicle of which such Member or such Member's Family Members are the sole beneficiaries,

(ii) in the case of a Member which is not an individual, to the Persons who were partners, members, stockholders or owners of the Member as of the Effective Date corresponding to the date of such Member's initial admission to the Company,

(iii) pursuant to a gift or other transfer without consideration, or

(iv) pursuant to the applicable laws of intestate succession, provided that the transferee is, in any such case, a Qualified Transferee.

In the case of any proposed Transfer other than a Transfer permitted pursuant to (i) through (iv) above, the transferring Member shall solicit SSCI's consent by giving written notice of the proposed Transfer to SSCI, which notice shall state (i) the identity of the proposed transferee, and (ii) the amount and type of consideration proposed to be received for the transferred Regular Units. SSCI shall have ten (10) days upon which to give the transferring Member notice of its election to acquire the Regular Units on the proposed terms. If SSCI so elects, it shall purchase the Regular Units on such terms within ten (10) days after giving notice of such election. If SSCI does not so elect, then the transferring Member may transfer such Regular Units to a third party, on economic terms no more favorable to the transferee than the proposed terms.

(b) It is a condition to any Transfer otherwise permitted hereunder that the transferee assume by operation of law or express agreement all of the obligations of the transferor Member under this Agreement with respect to such Transferred Interest. Notwithstanding the foregoing, any transferee of any Transferred Interest shall be subject to the Ownership Limit and any and all other ownership limitations contained in the Charter and the representations in Section 1.8 hereof. Any transferee, whether or not admitted as a Substituted Member, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Member, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 11.5 hereof.

(c) If a Member other than SSCI is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Member's estate shall have all the rights of a Member, but not more rights than those enjoyed by other Members, for the purpose of settling or managing the estate, and such power as the Incapacitated Member possessed to Transfer all or any part of its interest in the Company. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company.

(d) In connection with any Transfer of an Interest, the Board shall have the right to require an opinion of counsel reasonably satisfactory to it to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate any federal or state securities laws or regulations applicable to the Company or the Interests Transferred. If, in the opinion of such counsel, such Transfer would require the filing of a registration statement under the Securities Act or would otherwise violate any federal or state securities laws or regulations applicable to the Company or the Regular Units, SSCI may prohibit any Transfer otherwise permitted under this Section 11.3.

(e) Notwithstanding any other provision of this Agreement, without the consent of SSCI, which may be given or withheld in its sole and absolute discretion, no Transfer by a Member of its Interests may be made to any Person if, as determined in the sole and absolute discretion of SSCI, (i) it could result in the Company being treated as an association taxable as a corporation for federal income tax or for state income or franchise tax purposes, (ii) it could adversely affect the ability of SSCI to continue to qualify as a REIT or would subject SSCI to any additional taxes under Code Section 857 or Code Section 4981 or (iii) such Transfer could be treated as having been effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Code Section 7704 or such Transfer fails to satisfy a "safe-harbor" from such treatment (as set forth in Treasury Regulations under Code Section 7704 or any successor provisions).

(f) No Transfer of any Regular Units may be made to a lender to the Company or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Company without the consent of SSCI, in its sole and absolute discretion; provided that, as a condition to such consent, the lender will be required to enter into an arrangement with the Company and SSCI to redeem or exchange for the REIT Shares Amount any Regular Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a member in the Company.

11.4 Substituted Members

(a) No Member shall have the right to substitute a transferee (including any transferees pursuant to Transfers permitted by Section 11.3 hereof) as a Member in its place. The Board shall, however, have the right to consent to the admission of a transferee of the interest of a Member pursuant to this Section 11.4 as a Substituted Member, which consent may be given or withheld by the Board in its sole and absolute discretion. The Board's failure or refusal to permit a transferee of any such interests to become a Substituted Member shall not give rise to any cause of action against the Company or any Member.

(b) A transferee who has been admitted as a Substituted Member in accordance with this Article XI shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement. The admission of any transferee as a Substituted Member shall be subject to the transferee executing and delivering to the Company an acceptance of all of the terms and conditions of this Agreement (including without limitation, the provisions of Section 1.8 and such other documents or instruments as may be required to effect the admission.

(c) Upon the admission of a Substituted Member, the Board shall amend Exhibit A to reflect the name, address, Capital Account, number of Units and Percentage Interest of such Substituted Member and to eliminate or adjust, if necessary, the name, address, Capital Account, number of Units and Percentage Interest of the predecessor of such Substituted Member (and any other Member, as necessary).

11.5 Assignees

If the Board, in its sole and absolute discretion, does not consent to the admission of any permitted transferee under Section 11.3 hereof as a Substituted Member, as described in Section 11.4 hereof, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited liability company interest under the Act, including the right to receive distributions from the Company and the share of Profits, Losses and other items of income, gain, loss, deduction and credit of the Company attributable to the Units assigned to such transferee, the rights to Transfer the Units provided in this Article XI, and the right of Exchange provided in Section 8.5, but shall not be deemed to be a holder of Units for any other purpose under this Agreement, and shall not be entitled to effect a consent or vote with respect to such Units on any matter presented to the Members for approval (such right to consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Member). In the event that any such transferee desires to make a further assignment of any such Units, such transferee shall be subject to all the provisions of this Article XI to the same extent and in the same manner as any Members desiring to make an assignment of Units. The Board shall have no liability under any circumstance with respect to any Assignee as to which it does not have notice.

11.6 General Provisions

(a) No Member may withdraw from the Company other than (i) as a result of a permitted Transfer of all of such Member's Units in accordance with this Article XI and the transferee(s) of such Units being admitting to the Company as a Substituted Member or (ii) pursuant to an Exchange by a Morningstar Member of all of its Regular Units under Section 8.5 hereof.

(b) Any Member who shall Transfer all of its Units in a Transfer (i) permitted pursuant to this Article XI where such transferee was admitted as a Substituted Member, or (ii) pursuant to the exercise of its rights to effect an Exchange of all of its Regular Units under Section 8.5 hereof, shall cease to be a Member. In addition, if the number of Regular Units held by a Member has been reduced to zero, such Member shall cease to be a Member.

(c) Transfers pursuant to this Article XI may only be made on the first day of a fiscal quarter of the Company, unless the Board otherwise agrees.

(d) All distributions of Available Cash attributable to a Unit declared by the Board on a date that is before but made after the date of a Transfer or an Exchange of the Unit shall be made to the transferee Member.

(e) Notwithstanding anything to the contrary set forth herein, in addition to any other restrictions on Transfer contained herein, in no event may any Transfer or assignment of a Membership Interest by any Member (excluding any Exchange or any other acquisition of Regular Units by SSCI) be made without the consent of the Board, which may be given or withheld in its sole and absolute discretion:

(i) to any Person or entity who is not a Qualified Transferee other than as described in Section 11.3(a)(i);

(ii) to any Person or entity who lacks the legal right, power or capacity to own a Membership Interest;

(iii) in violation of applicable law;

(iv) if such Transfer would, in the opinion of counsel to the Company or SSCI, cause an increased tax liability to any other Member or Assignee as a result of the termination of the Company, in either case for federal or state income or franchise tax purposes (except in the case of a transaction that terminates the Company's separate existence for tax purposes as a result of the Exchange of all Regular Units held by all Members);

(v) if such Transfer would, in the opinion of legal counsel to the Company, cause the Company either (A) to cease to be classified as a partnership or (B) to be classified as a publicly traded partnership, in either case for federal or state income tax purposes; or

(vi) if such Transfer would result in the Company having more than one hundred (100) Members (including as a Member any person (a "Beneficial Owner") owning an interest in a partnership, a limited liability company, a grantor trust, or an S corporation (a "Flow-Through Entity") that would own, directly or through other Flow-Through Entities, an interest in the Company where substantially all of the value of the Beneficial Owner's interest in the Flow-Through Entity would be attributable to the Flow-Through Entity's interest (direct or indirect) in the Company.

ARTICLE XII.
TERMINATION AND DISSOLUTION

12.1 Dissolution

The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each a "Liquidating Event"):

(a) an event of withdrawal of SSCI, as defined in the Act (other than an event of bankruptcy), unless, within 90 days after the withdrawal, a Majority in Interest of the remaining Members continue the business of the Company;

(b) an election to dissolve the Company made by the Board; provided, however, that no such election shall be permitted prior to the earlier of the tenth anniversary of the Effective Date or such date that the Morningstar Principals own less than 10% of the outstanding Units unless (i) such termination is consented to by a Majority in Interest of the Morningstar Principals and (ii) the Board gives such Morningstar Principals not less than thirty (30) days prior written notice of its election to dissolve the Company and permit the Morningstar Members to Exchange their Regular Units pursuant to Section 8.5 on or prior to the date indicated in such notice for the dissolution of the Company;

(c) entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act;

(d) the sale of all or substantially all of the assets and properties of the Company; or

(e) the Exchange of all Regular Units (other than any held by SSCI).

12.2 Winding Up

(a) Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Members. After the occurrence of a Liquidating Event, no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's business and affairs. SSCI (or, in the event that SSCI has withdrawn resulting in the dissolution of the Company pursuant to Section 12.1(a), any Person elected by a Majority in Interest of the Remaining Members (SSCI or such other Person being referred to herein as the "Liquidator")) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company's liabilities and property, and the Company property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order:

(i) First, to the satisfaction of all of the Company's debts and liabilities to creditors other than the Members and their Assignees (whether by payment or the making of reasonable provision for payment thereof);

(ii) Second, to the satisfaction of all of the Company's debts and obligations to any Member and any Assignees incurred in accordance with this Agreement (whether by payment or the making of reasonable provision for payment thereof), pro rata based upon the amount of the debts and liabilities owing to the respective Member or Assignee; and

(iii) The balance, if any, to the Members and any Assignees in accordance with and in proportion to their positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods.

(b) Notwithstanding the provisions of Section 12.2(a) hereof that require liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company's assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (including to those Members as creditors) and/or distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.2(a) hereof, undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Members, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

12.3 Rights of Members

Except as otherwise provided in this Agreement, (a) each Member shall look solely to the assets of the Company for the return of its Capital Contribution, (b) no Member shall have the right or power to demand or receive property other than cash from the Company and (c) except as provided in this Agreement, no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

12.4 Cancellation of Certificate

Upon the completion of the liquidation of the Company's cash and property as provided in Section 12.2 hereof, the Company shall be terminated and the Certificate and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

12.5 Reasonable Time For Winding-Up

A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 12.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Members during the period of liquidation.

12.6 Liability of Liquidator

The Liquidator shall be indemnified and held harmless by the Company from and against any and all claims, liabilities, costs, damages, and causes of action of any nature whatsoever arising out of or incidental to the Liquidator's taking of any action authorized under or within the scope of this Agreement; provided, however, that the Liquidator shall not be entitled to indemnification, and shall not be held harmless, where the claim, demand, liability, cost, damage or cause of action at issue arises out of (i) a matter entirely unrelated to the Liquidator's action or conduct pursuant to the provisions of this Agreement or (ii) the proven willful misconduct or gross negligence of the Liquidator.

ARTICLE XIII
[Intentionally Omitted]

ARTICLE XIV
MISCELLANEOUS

14.1 Notices

All notices and other communications provided for hereunder shall be in writing and shall be delivered by telecopier, by mail or by hand or recognized overnight delivery service (with charges prepaid) if to any party at the address of such party set forth in Exhibit A or such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All such notices and communications shall be effective (i) if mailed, on the earlier of the date of receipt or three days after the date deposited in the mail, (ii) if telecopied, when transmitted (with confirmation of receipt) or (iii) if delivered, upon delivery.

14.2 Amendment of Agreement

(a) The Board shall have the exclusive power to amend this Agreement as may be required to facilitate or implement any of the following purposes: (1) to add to the obligations of the Board or surrender any right or power granted to the Board; (2) to reflect the issuance of additional Interests in accordance with this Agreement, to reflect the admission, substitution, termination, or withdrawal of Members in accordance with this Agreement and to amend Exhibit A in connection therewith and to reflect the redemption or other reduction in the number of Regular Units outstanding as permitted by this Agreement; (3) to reflect a change that is of an inconsequential nature and does not adversely affect the Members in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; (4) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law; and (5) to reflect such changes as are reasonably necessary for SSCI to maintain its status as a REIT or to satisfy the REIT Requirements or to avoid imposition of taxes upon SSCI pursuant to Code Section 857 or 4981.

(b) All amendments other than those provided in Section 14.2(a) above may be made as proposed by the Board to the Members for their consent. The Board shall seek the written consent of the Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that the Board may deem appropriate. Except as otherwise provided in Section 14.2(c) below, the affirmative Consent of the holders of a Majority in Interest of the Members is required for the approval of a proposed amendment; provided, however, that for so long as the Morningstar Members continue to hold at least 15% of the total outstanding Units of the Company, the Consent of Morningstar Members holding at least two-thirds of the total Units held by all Morningstar Members shall also be required for approval of the proposed amendment. For purposes of obtaining a written consent, the Board may require a response within a reasonable specified time, but not less than 10 days, and failure to respond in such time period shall constitute a consent that is consistent with the Board's recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite consents are received even if prior to such specified time.

(c) Notwithstanding Section 14.2(a) and (b) hereof, this Agreement shall not be amended with respect to any Member adversely affected, and no action may be taken by the Board, without the Consent of such Member adversely affected if such amendment or action would (i) modify the limited liability of a Member, (ii) alter rights of the Member to receive distributions pursuant to Article VI or Section 12.2(b)(iii), or the allocations specified in Article V (except as permitted pursuant to Section 3.2, Section 3.5 and Section 14.2(a)(2) hereof), (iv) materially alter or modify the rights to an Exchange as set forth in Section 8.5, and related definitions hereof or (v) amend this Section 14.2. Any such amendment or action consented to by any Member shall be effective as to that Member, notwithstanding the absence of such consent by any other Member.

14.3 Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the Company, the Members, SSCI and their respective successors, assigns, heirs, legal representatives, executors and administrators.

14.4 Duplicate Originals

Any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, and all of which taken together shall constitute one Agreement.

14.5 Further Assurances

Each party hereto will execute and deliver such other agreements, instruments and other documents as, in the opinion of the Board of Directors and the Board, are or may become necessary or desirable to carry out the purposes of this Agreement or the purposes of the Company as provided for in this Agreement.

14.6 Legal Construction

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and such provision shall be construed in such manner as to avoid such effect.

14.7 Third Party Beneficiaries

The terms and provisions of this Agreement are for the exclusive benefit of the Company, its Members from time to time and SSCI and shall not inure to the benefit of any other Person.

14.8 Specific Performance

Each party hereto recognizes and acknowledges that a breach by such party of any covenants or agreements contained in this Agreement and to be performed or observed by such party will cause one or more of the other parties hereto to sustain damages for which such other party or parties would not have an adequate remedy at law for money damages, and therefore each party hereto agrees that in the event of any such breach each aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

14.9 Waiver

No consent to or waiver of any breach or default hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default hereunder.

14.10 Time of Essence

Time is hereby expressly made of the essence with respect to the performance by the parties of their respective obligations under this Agreement.

14.11 Jurisdiction, Etc.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for such party and such party's property, to the nonexclusive jurisdiction of any Washington state court or federal court of the United States of America sitting in Seattle, Washington, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Washington State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the transactions contemplated hereby in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby in any Washington State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

14.12 [Intentionally Deleted]

14.13 Governing Law

The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

14.14 Entire Agreement

The terms set forth in this Agreement (including the exhibits and schedules hereto) are intended by the parties as a final, complete and exclusive expression of the terms of their agreement with respect to the transactions contemplated by this Agreement and may not be contradicted, explained or supplemented by evidence of any prior agreement, any contemporaneous oral agreement or any consistent additional terms. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.

14.15 Counterparts

This Agreement may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes, and all such counterparts shall collectively constitute one agreement, but in making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

MORNINGSTAR MEMBERS:

/s/ David Benson

By: David Benson

Its: Member

/s/ Matthew Benson

By: Matthew Benson

Its: Member

/s/ Stephen E. Benson

By: Stephen E. Benson

Its: Member

/s/ Neville B. Christie

By: Neville B. Christie

Its: Member

/s/ Patricia A. Christie

By: Patricia A. Christie

Its: Member

/s/ Brian Livingston

By: Brian Livingston

Its: Member

/s/ Phyllis Mc Arthur

Its: Phyllis McArthur

By: Member

MORNINGSTAR COMPANY OF CHARLOTTE, INC.

THIRST FAMILY LIMITED PARTNERSHIP

/s/ Brian N. Livingston

By: Brian N. Livingston

Its: Managing Member

/s/ Kris Fetter

By: Kris Fetter

/s/ David Helms

By: David Helms

/s/ Lauren S. Benson by David Benson Attorney in Fact

By: David Benson, Attorney in Fact for Lauren S. Benson

/s/ David Benson, Custodian for Ryan E. Benson

By:  David Benson, Custodian for Ryan E. Benson

/s/ David Benson, Custodian for S.G. Benson

By:  David Benson, Custodian for Stephen G. Benson

/s/ Ann B. C. Benson __

By:  Ann B. C. Benson

/s/ John J. McLeod__

By:  John J. McLeod

SSCI MEMBER:

SHURGARD STORAGE CENTERS, INC.

/s/ Harrell Beck __

By: Harrell L. Beck

Its: Senior Vice President

Chief Financial Officer

EXHIBIT A

Names and Addresses of Members; Number of Units; Capital Account Balance

	Interest
Morningstar Members	Regular Units ($1.00/Unit)	Capital Account Balance
David Benson 2735 Normandy Road Charlotte, NC 28209	1,860,752	$1,860,752

Matthew Benson 1933 - 8th Street Charlotte, NC 28204	1,616,762	$1,616,762

Stephen E. Benson 5301 Hardison Road Charlotte, NC 28226	11,366,423	$11,366,423

Neville B. Christie 6348 Sharon Hills Road Charlotte, NC 28210	1,372,186	$1,372,186

Patricia A. Christie 6348 Sharon Hills Road Charlotte, NC 28210	287,576	$287,576

Brian Livingston 4820 Carson's Pond Road Charlotte, NC 28226	130,498	$130,498

Phyllis McArthur 10925 Oak Pond Circle Charlotte, NC 28277	2,353,669	$2,353,669

The Morningstar Company of Charlotte, Inc	2,054,300	$2,054,300

Thirst Family Limited Partnership 4820 Carson's Park Road Charlotte, NC 28226	571,554	$571,554

Kris Fetter	10,802	$10,802

David Helms	10,801	$10,801

David Benson, as Custodian for Ryan E. Benson	34,415	$34,415

David Benson, as Custodian for Stephen G. Benson	34,414	$34,414

Ann B. C. Benson	34,415	$34,415

John J. McLeod	10,801	$10,801

Lauren S. Benson	34,414	$34,414

Total Regular Units/Capital	21,783,784	$21,783,784
	Interest
SSCI Member	SSCI Units ($1.00/Unit)	Capital Account Balance
Shurgard Storage Centers, Inc. 1155 Valley Street, Suite 400 Seattle, Washington 98109	62,000,000	$62,000,000

Total SSCI Units/Capital	62,000,000	$62,000,000

Total Outstanding Units/Capital	83,783,784	$83,783,784

EXHIBIT B

NOTICE OF EXCHANGE

To: Shurgard Storage Centers, Inc.
Shurgard/Morningstar Storage Centers, LLC
1155 Valley Street, Suite 400
Seattle, Washington 98101

Attention: Harrell Beck, Chief Financial Officer

The undersigned Member or Assignee hereby irrevocably tenders for Exchange ______ Regular Units in the Shurgard/Morningstar Storage Centers, LLC in accordance with the terms of the Amended and Restated Limited Liability Company Agreement of Shurgard/Morningstar Storage Centers LLC, dated as of _____________, 2002 (the "Agreement", and the Exchange rights referred to therein. The undersigned Member or Assignee:

(a) undertakes (i) to surrender such Regular Unit and any certificate thereof at the closing of the Exchange and (ii) to furnish to Shurgard Storage Centers, Inc., prior to the Specified Exchange Date, the documentation, instruments and information required under Section 8.5 of the Agreement;

(b) directs that, at the sole and absolute discretion of Shurgard Storage Centers, Inc. either (i) a certified check representing the Cash Amount deliverable upon closing of the Exchange be delivered to the address specified below or (ii) a certificate(s) representing the REIT Shares deliverable upon the closing of such Exchange be delivered to the address specified below;

(c) represents, warrants, certifies and agrees that : (1) the undersigned Member or Assignee has, and at the closing of the Exchange will have, good, marketable and unencumbered title to such Regular Units, free and clear of the rights or interests of any other person or entity, (2) the undersigned Member or assignee has, and at the closing of the Exchange will have, the full right, power and authority to tender and surrender such Regular Units as provided herein, (3) the undersigned Member or Assignee has obtained the consent or approval of all persons, and entities, if any, having the right to consent to or approve such tender and surrender, and (4) such Exchange is in compliance with the provisions of Section 8.5 of the Agreement; and

(d) acknowledges that it will continue to own such Regular Units until and unless such Exchange transaction closes.

All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them respective in the Agreement.

Dated:	Name of Member or Assignee:

(Signature of Member or Assignee
(Street Address)
(City) (State) (Zip)
Signature Guaranteed by:
Issue REIT Shares in the Name of:
Social Security Or Employer Identifying Number of Recipient Member or Assignee:

EXHIBIT C

CAPITALIZATION RATES

PART I
Year(s)	Capitalization Rate
2002	9.25%
2003	9.25%
2004	9.25%
2005	9.25%
2006	9.25%
2007	9.50%
2008 and All Years Thereafter	9.75%

PART II
Year(s)	Capitalization Rate
2002	9.25%
2003	9.25%
2004	9.25%
2005	9.25%
2006	9.25%
2007	9.35%
2008	9.45%
2009	9.55%
2010	9.65%
2011 and All Years Thereafter	9.75%

EXHIBIT D

hypothetical gaap income allocations and cash distributions

Initial 12 Months

Available Cash: $6,400,000

Total GAAP Profits: $5,000,000
Beginning Capital	62,000,000	21,783,784	83,783,784
Distributions	(5,200,000)	(1,200,000)	(6,400,000)
Income allocation	4,164,000	836,000	5,000,000
Ending Capital	60,964,000	21,419,784	82,383,784
	74%	26%

Second 12 Months

Available Cash: $6,400,000

Total GAAP Profits: $5,000,000
Beginning Capital	60,694,000	21,419,784	82,383,784
Distributions	(5,568,000)	(832,000)	(6,400,000)
Income allocation	4,532,000	468,000	5,000,000
Ending Capital	59,928,000	21,055,784	80,983,784
	74%	26%

Third 12 Months

Available Cash: $6,400,000

Total GAAP Profits: $5,000,000
Beginning Capital	59,928,000	21,055,784	80,983,784
Distributions	(4,800,000)	(1,600,000)	(6,400,000)
Income allocation	3,764,000	1,236,000	5,000,000
Ending Capital	58,892,000	20,691,784	79,583,784
	74%	26%

Initial 12 Months

Available Cash: $5,200,000

Total GAAP Profits: $3,800,000
Beginning Capital	62,000,000	21,783,784	83,783,784
Distributions	(5,200,000)		(5,200,000)
Income allocation	4,164,000	(364,000)	3,800,000
Ending Capital	60,964,000	21,419,784	82,383,784
	74%	26%

Second 12 Months

Available Cash: $5,200,000

Total GAAP Profits: $3,800,000
Beginning Capital	60,694,000	21,419,784	82,383,784
Distributions	(4,524,000)	(676,000)	(5,200,000)
Income allocation	3,488,000	312,000	3,800,000
Ending Capital	59,928,000	21,055,784	80,983,784
	74%	26%

Third 12 Months

Available Cash: $5,200,000

Total GAAP Profits: $3,800,000
Beginning Capital	59,928,000	21,055,784	80,983,784
Distributions	(3,900,000)	(1,300,000)	(5,200,000)
Income allocation	2,864,000	936,000	3,800,000
Ending Capital	58,892,000	20,691,784	79,583,784
	74%	26%